Exhibit 99.4

ADICET BUSINESS

Overview

Adicet is a biotechnology company that is advancing a new generation of chimeric antigen receptor, or CAR, modified-T cell therapies in oncology and other indications. Adicet’s approach is based on gamma delta T cells, an immune cell population that Adicet believes has potentially significant advantages over alpha beta T cells, which are the basis of standard CAR-T cell therapies. Adicet believes that it is at the forefront to take tumor targeting gamma delta CAR-T cell product candidates into Investigational New Drug, or IND, enabling studies and clinical trials for specific tumor types. Adicet is focused on developing proprietary processes for engineering and manufacturing product candidates based on gamma delta T cells from the blood of healthy donors, resulting in high yields of cells with efficacious tumor-killing activity as observed in preclinical experiments. The ability to administer product candidates based on gamma delta T cells to patients without inducing a graft versus host immune response means that Adicet’s products can potentially be produced as off-the-shelf therapies. This is in contrast to products based on alpha beta T cells, which either must be manufactured for each patient from his or her own T cells or which require significant gene editing to manufacture allogeneic therapies, that is, therapies that are based on T cells derived from donors that are unrelated to the patient. Based on what Adicet believes is the enormous promise of these cells and associated modifications, Adicet is initially developing product candidates in oncology, both for hematological malignancies and for solid tumor indications. Due to certain unique properties of gamma delta T cells, Adicet believes that its product candidates will have an inherent capacity to recognize and kill circulating tumor cells and to infiltrate and kill solid tumors, the cause of over 90% of all cancer deaths as estimated by the American Cancer Society in 2020. Adicet intends to file an IND application with the FDA in 2020 for ADI-001, the company’s lead product candidate, in Non-Hodgkin’s Lymphoma, or NHL. Subject to the FDA regulatory process for review of INDs, Adicet intends to initiate a clinical trial and treat the first patient with ADI-001 in the first half of 2021. Adicet expects initial clinical results from this trial in 2021. Adicet intends to file an IND application with the FDA in 2021 for ADI-002, the company’s first solid tumor product candidate. Subject to the FDA regulatory process for review of INDs, Adicet intends to initiate a clinical trial and treat the first patient with ADI-002 in 2021.

Gamma delta T cells have unique attributes that Adicet believes make them especially well-suited to be used for cancer therapy. Approximately 95% of T cells in circulation are so-called alpha beta T cells, named after the proteins that make up the cells’ T cell receptor, or TCR. The remaining T cells include a population that makes up between 1% and 5% of all T cells, the gamma delta T cells, along with a few other cell types. Distinct among immune cell populations, gamma delta T cells have the following combination of attributes:

•	Can be used “off-the-shelf” after being expanded from healthy donors;

•	Are actively cytotoxic to tumor cells;

•	Can replicate in an appropriate and measured way after manufacture;

•	Can have their specificity for tumor cells enhanced further by the addition of a CAR;

•	Express both T cell and natural killer, or NK, cell receptors, facilitating both adaptive and innate anti-tumor immune responses; and

•	Can be manufactured in large numbers to facilitate the treatment of many patients and to avoid the cumbersome nature and expense of isolating T cells from each patient.

By contrast, approved CAR-T cell therapies, as well as the majority of CAR-T cell therapies in clinical development, are based on a different population of T cells, known as alpha beta T cells, which have the ability to attack healthy tissues if they are not immunologically matched to the patient. For this reason, the majority of alpha-beta-T-cell-derived CAR-T cell products are custom-generated from cells isolated from each patient. Gamma delta T cells, by contrast, do not in principle require immunological matching to be safe and effective and therefore cells isolated from healthy donors can be administered to any patient. This enables cell therapy products based on gamma delta T cells to be manufactured in bulk and be distributed as readily available off-the-shelf products. In animal models and early clinical trials, gamma delta T cells do not expand in healthy tissues, indicating that they may be associated with a lower risk of life-threatening immune responses. In addition to their ability to circulate, gamma delta T cells have an inherent capacity to locate in tissues and recognize and attack cancerous cells.

ADI-001 is a gamma delta T-cell product candidate into which Adicet introduced a CAR that specifically recognizes CD20, a highly expressed surface protein found on the majority of NHLs. Adicet is developing a highly efficient and robust process to activate, engineer and manufacture product candidates derived from peripheral blood cells of healthy donors. Adicet is developing processes that can produce these cells in bulk under conditions that meet current Good Manufacturing Practices, that is, are cGMP-compliant, to generate an inventory of cell product that is readily available to patients on demand at clinical sites. Gamma delta T cells engineered with anti-CD20 CAR have highly potent antitumor activity in preclinical models, leading to effective long-term control of tumor growth. Adicet intends to file an IND application with the FDA in 2020 for ADI-001. Subject to the FDA regulatory process for review of INDs, Adicet intends to initiate a clinical trial and treat the first patient with ADI-001 in the first half of 2021. Adicet believes that ADI-001 has the potential to benefit the majority of patients that have NHL while also providing clinical validation of Adicet’s gamma delta T-cell platform technology.

In addition to potentially providing access to immunocellular therapies to a broader set of patients with hematological malignancies, Adicet believes that its technology is well-positioned to bring these therapies to patients with solid tumors. ADI-002 is a product candidate containing a CAR directed against Glypican-3, or GPC3, a tumor antigen that is highly expressed in hepatocellular carcinoma, or HCC, and other tumors such as gastric cancer and squamous cell carcinoma of the lung. ADI-002 has dose-dependent antitumor activity in animal models Adicet intends to file an IND application with the FDA in 2021 for ADI-002. Subject to the FDA regulatory process for review of INDs, Adicet intends to initiate a clinical trial and treat the first patient with ADI-002 in 2021.

Adicet’s solid tumor efforts are further complemented by the company’s proprietary T cell receptor-like antibody, or TCRL, platform technology, a monoclonal antibody technology which enables the generation of CARs that recognize tumor antigens inside tumor cells, also known as intracellular proteins. Adicet believes that the ability to selectively bind to tumor antigens derived specifically from intracellular proteins is a critical advantage to immunocellular therapy due to the scarcity of tumor-specific surface antigens on solid tumors. Adicet’s approach to generating CARs for some product candidates takes advantage of this ability.

The Adicet management team has extensive experience in the discovery and development of immunocellular therapies with prior experience at leading biopharmaceutical organizations including AbbVie, Fate, Celgene, Amgen and Onyx. The founder and former President and CEO of Adicet, Aya Jakobovits, was the President and founding CEO of Kite Pharma Inc., or Kite Pharma. As of the date of this proxy statement/prospectus/information statement, Adicet has received investments valued at an aggregate of approximately $124 million from investors that include aMoon, Consensus Business Group, DSC Investment, Handok, Johnson & Johnson Innovation- JJDC, KB Investment, OCI Enterprises, Novartis Venture Fund, OrbiMed, OCI Enterprises, Pontifax, Regeneron Pharmaceuticals, Samsung Venture Investment and SBI JI Innovation Fund.

Pipeline

Adicet has a pipeline of wholly owned preclinical assets. Adicet intends to file an IND application with the FDA in 2020 for ADI-001, the company’s lead product candidate, in Non-Hodgkin’s Lymphoma, or NHL. Subject to the FDA regulatory process for review of INDs, Adicet intends to initiate a clinical trial and treat the first patient with ADI-001 in the first half of 2021. ADI-002 is Adicet’s second most advanced CAR-modified gamma delta T cell product and selectively targets Glypican-3, or GPC-3, via an engineered CAR. GPC-3 is differentially expressed on hepatocellular carcinoma, or HCC, and a number of other tumors. As part of a five-year collaboration between Adicet and Regeneron Pharmceuticals, Inc., or Regeneron, signed in 2016, Regeneron has the option to obtain development and commercial rights for a certain number of product candidates, and Adicet has an option to participate in the development and commercialization of these potential products or is entitled to royalty payments by Regeneron. Immune cell therapy product candidates developed and commercialized by Adicet under the Regeneron Agreement (as defined below) will be subject to payment of royalties to Regeneron. This collaboration is ongoing. To date, Regeneron has not exercised an option on any of Adicet’s candidates. For additional information on Adicet’s agreement with Regeneron, please see “Adicet Business—Strategic Agreements” beginning on page 311 of this proxy statement/prospectus/information statement. Adicet’s pipeline of additional product candidates includes ADI-00x, for which the company expects to file an IND for solid tumor indications in 2022, and an IND for solid tumor and hematological indications in 2023.

Strategies

Adicet’s objective is to be the leading biotechnology company developing oncology and other therapies based on CAR-modified gamma delta T cells. The company’s strategy to achieve this is as follows:

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Target clinical development, regulatory approval and commercialization of Adicet’s lead ADI-001 product candidate. Adicet intends to achieve two key objectives with the development program for ADI-001:

•	Bring a meaningful product to patients by developing ADI-001 in NHL and demonstrating its safety and efficacy; and

•	Validate the gamma delta T cell platform, showing both safety and efficacy, to enable rapid application to additional oncology indications.

To achieve these objectives, Adicet intends to demonstrate in its clinical trials an efficacy and safety profile that is similar or better than the currently approved autologous (manufactured from the patient’s own cells) alpha-beta based T-cell therapy in similar patient populations of NHL while making the product available off the shelf.

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Advance ADI-002 into clinical development. ADI-002, Adicet’s lead solid tumor product candidate, is currently undergoing preclinical studies. Adicet intends to file an IND application with the FDA in 2021 for ADI-002. Subject to the FDA regulatory process for review of INDs, Adicet intends to initiate a clinical trial and treat the first patient with ADI-002 in 2021. The company’s goal is to develop ADI-002, both in monotherapy and in combination with standard of care agents, in a number of solid tumors that express high levels of glypican 3 protein, or GPC3, the cell surface molecule targeted by the product.

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Continue to innovate and invest in the gamma delta T cell platform and pipeline. The company expects to continue to develop product candidates in oncology based on the gamma delta T cell platform using either previously validated antigens or those that Adicet identifies and targets using the company’s TCRL technology. The company may utilize additional genetic engineering and editing technologies to further improve its products for greater cell persistence that may lead to greater efficacy. A key strength of Adicet’s gamma delta T cell therapy platform lies in the company’s ability to target antigens of both known and unknown potential and devote the company’s clinical development resources to those antigens that show the most promise in preclinical in vivo analyses and early human trials.

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Expand and protect the company’s intellectual property. Adicet will continue to aggressively protect the gamma delta T cell production methodology the company has developed as well as specific product candidates based on proprietary antigen-binding domains. For more information on Adicet’s intellectual property, see “Adicet Business—Adicet Intellectual Property” on page 310 of this proxy statement/prospectus/information statement.

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Potential for outpatient administration. While Adicet expects that the initial subjects treated with gamma delta T cell-based therapies in clinical studies will be hospitalized for a minimum of 24 hours observation after infusion, a favorable tolerability profile may allow administration of such therapies in an outpatient setting. This would represent a significant competitive advantage for gamma delta T cell-based therapies as compared to existing approved CAR-T cell therapies.

Background

Anticancer immune cell therapy

In recent years, the field of immuno-oncology has transformed the treatment of cancer. Immuno-oncology deploys the immune system to attack and, in some cases, to eliminate cancer. One of the key breakthroughs in immuno-oncology involved using T cells, a key element of the immune system, and turned them into even more potent, tumor-cell-specific killers. Researchers have achieved this improvement and targeting by loading the T cells with a gene encoding a CAR. These engineered receptors represent a powerful combination of, first, a region that binds to a target on a cancer cell and tethers the T cell to it; and, second, a signal that activates the T cell to eliminate the tethered cancer cell. To the company’s knowledge, all marketed CAR-T cells contain predominantly alpha beta T cells. While Adicet believes the use of CAR-T cell therapies is extremely promising, conventional CAR-T cell therapies also have some key flaws that, Adicet believes, can be addressed by using a cell population, specifically, gamma delta T cells rather than alpha beta T cells.

As of the date of this proxy statement/prospectus/information statement, two CD19-targeting CAR-T cell therapies have been approved by the FDA: axicabtagene ciloleucel, or Yescarta®, developed by Kite Pharma (now Gilead); and tisagenlecleucel, or Kymriah®, developed by Novartis. These therapies are highly effective in many patients. Among the 101 patients with diffuse large B cell lymphoma, or DLBCL, treated with Yescarta® in a clinical trial, an objective response rate of 82% was observed with 54% of patients achieving a complete response. This high efficacy, however, is associated with significant adverse events, with 13% of patients experiencing grade 3 or higher cytokine release syndrome and 28% of patients experiencing grade 3 or higher neurologic events. In the Yescarta® clinical trial, three patients died due to adverse events during treatment and ten patients who were enrolled in the trial were not able to be treated due to disease progression or complications that arose during the period of time required to generate the patient-specific therapy or because of the inability to generate the desired CAR-T cells from the patient’s cells. Despite these known adverse events, in 2017 and 2018, leading CAR-T cell companies Kite Pharma and Juno Therapeutics, Inc., or Juno, were acquired for a total of $20.9 billion by Gilead and Celgene, now Bristol Myers-Squibb, respectively. Adicet believes these acquisitions were a result of a combination of the ability of Kite Pharma and Juno to treat cancer immediately through the initial product candidates and projected to generate numerous additional candidates. Adicet believes that, despite their progress to date, currently available CAR-T cell therapies have not reached their full promise, and the Adicet gamma delta CAR-T cell approach has the potential to be a significant improvement.

The current generation of CAR-T cell therapies represented by Yescarta® and Kymriah® are autologous cell therapies, that is, they are based on immune cells isolated from a patient, modified and expanded in a laboratory and then reintroduced into the same patient. One key reason for taking this autologous approach is that the cytotoxic, or cell-killing, predominantly alpha beta T cells that are used to generate these therapies are cells that the immune system uses to recognize and attack foreign cells. If these types of T cells were to be introduced into a patient from an unrelated donor, the donor T cells would attack healthy tissues throughout the patient in a process known as graft versus host disease, or GvHD, potentially causing multiple organ failure and death.

The T cells used for first-generation CAR-T cell therapies were derived from a well-known and highly abundant subclass of T cells known as alpha beta T cells. Alpha beta T cells, which comprise approximately 95% of the T cells in circulation in the body, are able to distinguish whether cells that they encounter are normal cells that belong in the body or foreign or damaged cells that need to be destroyed. Alpha beta T cells have a receptor on their surface called a T cell receptor, or TCR, which is made up of alpha and beta protein chains. These TCRs recognize targets, also known as antigens, on cells that are presented by antigen-presenting molecules encoded by the major histocompatibility complex, or MHC. The MHC contains genes that encode a number of proteins with multiple variants, or alleles, such that most individuals have a distinct MHC profile. During normal T cell development, those T cells that recognize the combination of the specific MHC profile and antigens that are presented by healthy cells of the specific individual are eliminated, resulting in a population of T cells that circulate throughout the body, vigilantly checking for abnormal antigens or foreign cells, including from another individual.

In one type of cellular immunotherapy known as adoptive cell therapy, naturally occurring immune cells from a patient are isolated and are activated using cytokines and tumor-specific antigens to stimulate the growth and expansion of antitumor T cells that already exist at low abundance in the patient. After activation and expansion in the laboratory, large numbers of T cells that are primed to recognize the tumor are reintroduced into the same patient.

CAR-T cell therapies are a variant of this adoptive cell therapy in which, instead of trying to activate T cells based on the ability of naturally occurring TCRs to recognize tumor antigens, a chimeric antigen receptor, or CAR, that is designed to recognize a specific tumor antigen is genetically introduced into T cells. These CAR-T cells are then able to destroy any cells expressing the appropriate antigen completely independent of MHC. However, CAR-T cells derived from alpha beta T cells still have endogenous TCRs which restrict their use to the original patient.

Limitations of autologous cell therapies

Autologous cell therapies, such as those developed by Kite Pharma and Novartis, have a number of limitations, including but not limited to the following:

•	Treatment delays imposed by individualized manufacturing. Due to the individualized manufacturing process, patients must wait up to three to four weeks for the individualized products to be manufactured and administered. In the registrational trials for Yescarta® and Kymriah®, up to 31% of intended patients ultimately did not receive treatment primarily due to complications from the underlying disease that occurred during manufacturing or due to manufacturing failures.

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Manufacturing variability and failure. It was reported by Novartis in 2018 that variability in product specifications had been observed in the production of Kymriah®. In addition, in approximately 9% of the cases, no product could be shipped to patients at all due to out-of-specification issues or from manufacturing failures.

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High cost limits patient access. The high cost of therapy and payer policies can limit access to autologous CAR-T cell therapies. According to a 2019 article published in the journal Managed Care, treating physicians estimate that the costs of autologous CAR-T cell therapies combined with patient care services are approximately $1 million per patient, generating reluctance of payers to approve these therapies for patients before they have exhausted other options. These therapies are then relegated to the most heavily pretreated patients who may be unable to withstand the severe side effects.

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Scalability. Because each patient requires a custom manufacturing batch, the production of autologous CAR-T cells at the scale needed to meet commercial demand and anticipated label and geographic expansions may be challenging.

Autologous cell therapies, such as CAR-T cells derived from alpha beta T cells, have been successful in their initial use in hematological malignancies. Furthermore, they have provided critical data that demonstrates the potential of immunocellular cancer therapies. However, manufacturing of these cells imposes some critical limitations that could be minimized if similar allogeneic cell therapies that can be given to any patient, regardless of the donor of cells, are developed. Adicet believes that allogeneic cell therapies offer great promise for optimizing the access to therapy, overcoming manufacturing-related and cost-related limitations of autologous cell therapies.

Gamma delta T cells and their allogeneic potential

Gamma delta T cells are a subset of T cells that have TCRs comprising gamma and delta receptor chains. In contrast to alpha beta T cells, gamma delta T cells are not selective for patient-specific MHC molecules. Therefore, gamma delta T cells from an unrelated donor can be administered to a patient without inducing GvHD. Gamma delta T cells primarily reside in tissues and comprise between 1% and 5% of circulating T cells.

Gamma delta T cells correlate with improved outcomes

An analysis of the transcriptional profiles of 5,872 patient tumor samples across 25 malignancies published in Nature Medicine in 2015 found that gene signatures consistent with gamma delta T cells were the strongest predictors of overall survival. The association of gamma delta T cells with overall survival in solid tumors had a z-score over three, meaning it was over three standard deviations above the mean, corresponding to a p value less than 0.001.

Figure 1. Analysis of the immune cell composition of tumor samples that gamma delta T cells were highly predictive of overall survival. Adapted from Gentles et al., Nat Med. 2015 August; 21(8).

Additionally, high levels of gamma delta T cells have been associated with improved overall survival in acute leukemia patients who received hematopoietic stem cell transplants, or HSCT. In a study published by KT Godder et al. in 2007 in the journal Bone Marrow Transplantation, those patients with high levels of gamma delta T cells after the transplant had a leukemia free survival at five-years of 54.4% and overall survival of 70.8%. Those with low levels of gamma delta T cells had a significantly lower five-year leukemia free survival of 19.1% and a five-year overall survival of 19.6%.

Figure 2. HSCT patients who develop high levels of gamma delta T cells have improved survival. Adapted from Godder et al., Bone Marrow Transplantation (2007) 39.

The correlation between high levels of gamma delta T cells and disease-free survival extends to patients with solid tumors. In a study published by Meraviglia et al in 2017 in the journal OncoImmunology, across a cohort of 557 patients with colorectal cancer, those with high gamma delta T cell levels had a ten-year disease-free survival rate of over 80%, while those with lower levels had a rate of approximately 50%.

Figure 3. High levels of gamma delta T cells are correlated with increased disease-free survival in colorectal cancer patients. Adapted from Meraviglia et al Oncoimmunology 2017, VOL. 6, NO. 10.

Adicet believes that these studies and others point to an important role of gamma delta T cells in disease control and overall survival and indicate that gamma delta T cell-based therapies have the potential to deliver clinically meaningful results.

Advantages of gamma delta T cell-based therapies

Immunotherapies developed using gamma delta T cells have a number of advantages over other therapies developed using other cell types, including the following:

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Lack of GvHD. A body of published evidence, mainly in the field of HSCT, indicates the safety of transfer of allogeneic gamma delta T cells from donors to unrelated patient recipients. HSCT procedures containing significant numbers of gamma delta T cells were able to proceed with no signs of acute or chronic GvHD. In many cases, the presence of gamma delta T cells in the HSCT products correlated with improved clinical outcomes, indicating the antitumor potential of gamma delta T cells. Additionally, a study performed by Martin Wilhelm and colleagues in 2014 indicated that gamma delta T cells from haploidentical donors could be successfully expanded and infused in large numbers (2.17x10[6] cells / kg (range, 0.9-3.84)), followed by further expansion (mean, 68-fold) in the patients without any observed GvHD.

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Tumor localization. In addition to being present in the circulation at low frequency, gamma delta T cells have an inherent propensity to home to tissues and tumors. Their ability to be activated in environments with low levels of oxygen such as those found in the tumor microenvironment has the potential to increase the efficacy of gamma delta T cells in solid tumors.

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Limited cytokine secretion. Unlike alpha beta T cells, gamma delta T cells can be made to secrete lower levels of certain cytokines such as interleukin 2, or IL-2. This, combined with lack of recognition of normal, non-malignant, cells by of gamma delta T cells, may lower the risk of life-threatening cytokine release syndrome.

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Limited ability for tumors to escape. Although the initial responses to immunotherapies such as antibodies and CAR-T cells are often impressive, many patients become refractory or relapse. A common mechanism for the relapse to these therapies is loss of the expression of the CAR-targeted antigen such as CD19 from tumor cells. Because gamma delta T cells also express innate cytotoxic immune receptors, they can recognize and kill tumor cells even in the absence of the CAR-targeted tumor antigen.

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Ability to manufacture more efficiently and cost-effectively. Unlike alpha beta T cells, therapies based on gamma delta T cells can in principle be manufactured in bulk and used in the allogeneic or off-the-shelf setting, addressing many of the shortcomings of conventional alpha beta T cell therapy.

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Potential for superior cytotoxic activity. T cells from some cancer patients, for example those with chronic lymphocytic leukemia, often display an exhausted, or otherwise dysfunctional, phenotype and CAR-T cell products from these cells may perform poorly. The Adicet allogenic cell therapy is manufactured from healthy donors whose T cells have been proven to generate highly active CAR-T cell product.

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Potential for re-dosing. Along with increased availability of material due to the ability to utilize off-the-shelf healthy allogeneic donor-derived starting material compared to conventional CAR-T cell therapies, the lack of MHC-dependent GvHD also opens up the possibility of being able to re-dose patients to achieve prolonged efficacy if they do not obtain an adequate clinical response from initial treatment or if they relapse. A number of studies with other CAR-T cell therapies have linked the development of cytokine release syndrome with high numbers of circulating CAR T cells following rapid alpha beta T cell proliferation. Having the option to retreat patients with gamma delta T cells provides the option of starting with a low dose and redosing if required.

Adicet’s CAR gamma delta T-cell technology

Human gamma delta T cells can be divided into three main subsets based on their TCR delta chain usage: Vd1, Vd2 and Vd3. The most abundant subset of gamma delta T cells in the circulatory system, the Vd2 cells, is the most well-studied. However, it is the Vd1 subset which primarily resides in tissues and is the subset that Adicet is developing proprietary methods to activate and manufacture.

Vd1 gamma delta T cells

Vd1 cells have properties of both the innate and adaptive immune system, meaning that they can be activated by tumor-specific antigens as well as by general activators common to damaged or otherwise abnormal cells. Similar to other T cells, they express TCRs, but also express cytotoxicity receptors that are found on innate immune cells such as natural killer, or NK, cells. These gamma delta T cells can induce tumor cell death through multiple mechanisms including the secretion of cytotoxic proteins such as granzymes and perforin as well as through the section of cytokines such as interferon gamma, or IFNg, and tumor necrosis factor alpha, or TNFa.

In in vitro and in vivo preclinical cancer models, Vd1 cells are more cytotoxic and have a longer durability than Vd2 cells. Vd1 cells are also more resistant to activation induced cell death, or AICD, which has posed significant problems in clinical trials following chronic stimulation of Vd2 cells. Vd1 cells normally reside within tissues and they are able to adapt to lower nutrient availability and decreased oxygen levels, conditions which are similar to those in the microenvironments or localized areas associated with certain solid tumors. Incubation of these gamma delta T cells in conditions of low oxygen, or hypoxia, that are typical of tumors has been shown to enhance their cytotoxicity.

Anticipated advantages of Vd1 gamma delta T cells over other approaches to generate allogeneic CAR-T cells

An alternate approach to the development of allogeneic CAR T cells consists of introducing genetic modifications that disable the TCR in alpha beta T cells derived from donors that are not related to the patient. This process prevents these cells from attacking the patient’s healthy cells. Adicet believes that the healthy donor-derived gamma delta T cell technology it uses, which lacks the ability to attack healthy cells from unrelated individuals, has a number of advantages over this approach. In an allogeneic paradigm, unlike alpha beta T cells, Vd1 gamma delta T-cells have the following advantages:

•	Do not rely on genetic manipulations to inactivate the alpha beta TCR;

•	Display properties of both adaptive and innate immune systems and are capable of killing cells even if their specifically targeted CAR antigen is expressed at low levels or not present;

•	May not be prone to exhaustion and are likely to persist longer;

•	May inherently home to tissues and tumors rather than predominantly residing in circulation; and

•	May be less likely to induce cytokine release syndrome due to more limited endogenous IL-2 secretion by activated cells.

Adicet believes these advantages position gamma delta T cell based therapies to become an attractive and potentially superior alternative to alpha beta T cell based therapies.

Anticipated advantages of Vd1 gamma delta T cells over bispecific antibody T cell recruitment for tumor immunotherapy

An alternate approach to the development of allogeneic CAR T cells consists of bispecific antibodies that are designed to crosslink T cells to specific targets on the tumor. This approach generally requires healthy and functional T cells able to attack the tumor when guided to the tumor expressing the target antigen. Adicet believes that the healthy donor-derived gamma delta T cell technology it uses has a number of advantages over this approach. Unlike bispecific antibodies, Vd1 gamma delta T cells have the following advantages:

•	Do not rely on functional T cells derived from the patient;

•	Display properties of both adaptive and innate immune systems and are capable of killing cells even if their specifically targeted CAR antigen is not present;

•	May inherently home to tissues and tumors rather than predominantly residing in circulation; and

•	May be less likely to induce cytokine release syndrome due to more limited endogenous IL-2 secretion by activated cells.

Adicet believes these advantages position gamma delta T cell-based therapies to become an attractive and potentially superior alternative to bispecific-based therapies for many oncology indications and lines of therapy.

Anticipated advantages of Vd1 gamma delta T cells over NK cell based therapies

An alternate approach to the development of allogeneic CAR T cells consists of engineered natural killer, or NK, cell-based therapy. While both gamma delta T cell and NK cell therapy generally are not expected to cause graft versus host disease, NK cells express a broad repertoire of both inhibitory and activating receptors and have more limited tumor induced secretion of multiple cytokines. Adicet believes that the gamma delta T cell technology it uses has a number of advantages over this approach. Unlike engineered NK cells, Vd1 gamma delta T-cells have the following advantages:

•	Express activating receptors more predominantly;

•	Can display tumor-induced secretion of multiple cytokines including expressing high levels of interferon-gamma;

•	The presence of gamma delta cells in tumors is strongly correlated with positive clinical outcomes; and

•	Can be produced as highly homogeneous cell populations.

Adicet believes these advantages position gamma delta T cell-based therapies to become an attractive and potentially superior alternative to NK based therapies for many oncology indications and lines of therapy.

Adicet’s key anticipated differentiation from gamma delta T cell competitors

Adicet believes that the gamma delta T cell technology that it is developing has a number of anticipated advantages over the technology of gamma delta T cell competitor companies, including the following:

•	Robust and practical proprietary antibody-based manufacturing method for gamma delta T cells

•	Large-scale expansion of blood-derived gamma delta T cells

•	Ability to selectively expand multiple gamma delta T cell subpopulations including highly potent Vd1 cells

•	No potentially pro-tumorigenic Th17-type responses in Adicet’s Vd1 subpopulation

•	In-house chimeric antigen receptor target identification and verification process

•	Ability to effectively target tumor-specific intracellular protein-derived peptides using proprietary T cell receptor-like antibodies

Adicet believes these advantages position its gamma delta T-cell based therapies to become an attractive and potentially superior approach to the technologies used by other gamma delta T cell competitor companies.

Production of gamma delta T cells

To produce gamma delta T cell based product candidates, Adicet isolates peripheral blood mononuclear cells, or PBMCs, from healthy donors that meet all the safety criteria for human cells, tissues, and cellular and tissue-based products, or HCT/P, criteria for donors as outlined by the FDA in 21 CFR Part 1271. Adicet then activates Vd1 gamma delta T cells using a proprietary agonistic antibody and cytokines and expands these cells before introduction of replication-incompetent retroviral vectors containing the coding sequence for CAR constructs. These CAR-modified cells are further expanded, routinely greater than 6,000 fold at clinical scale, resulting in cell cultures that primarily consist of the desired gamma delta T cells. To reduce the chance of a patient developing GvHD, the remaining alpha beta T cells are then depleted using alpha-beta-specific, antibody-based techniques. The resulting gamma delta T cells are then formulated in an infusible solution to form the final drug product, which is filled into vials and then frozen to enable delivery of a post-thaw cell dose from each vial of CAR-T cells.

Figure 4. Production process for Adicet’s CAR gamma delta T cell products.

Figure 5. Fold expansion of gamma delta T cells.

Adicet believes that its manufacturing process, including the generation of the antibodies and retroviral vectors, meets current Good Manufacturing Practices, i.e. is a cGMP-compliant process. Adicet expects to be able to produce tens to hundreds of doses from a single donor, greatly increasing the efficiency of manufacturing compared to autologous alpha beta T cell therapies. The company has chosen to partner with a number of contract manufacturing organizations in the United States and Europe to access specific capabilities to ensure that the manufacturing process is highly scalable, and fully cGMP-compliant with the potential to treat up to 1,000 patients per batch.

Preclinical data

To estimate the tumor killing potential of Vd1 gamma delta T cells even before tumor-specific CARs are introduced, the Adicet team uses the Polyfunctional Strength Index, or PSI. The PSI is a measure of the cytokine production activity associated with immune cells. It is derived by multiplying the number of cytokines secreted per cell by the amount of each cytokine to identify the most potent immunotherapies. This metric has shown that the immune cells of patients who respond to CAR-T cell therapies have significantly higher PSI scores. In the responders, 20% to 25% of T cells were found to be polyfunctional. The major cytokines produced were cytotoxic and inflammatory cytokines including IFNg; macrophage inflammatory protein 1-alpha, or MIP-1a;

interleukin 8, or IL-8; and granzyme B. Ex vivo stimulation of patient-isolated T cells with interleukin 15, or IL-15, further differentiated the PSI scores of the responders versus non-responders.

Figure 6. Pre-infusion PSI of CAR-T cells stimulated with CD19 with high PSI is associated with clinical response.

Adicet believes that this result holds great promise for the application of the company’s selected cell population, the tumor-induced PSI scores of Vd1 gamma delta T cells produced by Adicet’s proprietary manufacturing process are approximately three times higher than those of unstimulated cells.

Figure 7. Adicet’s Vd1 gamma delta T cells demonstrate high tumor-stimulated PSI scores.

ADI-001, an anti-CD20 CAR gamma delta T-cell therapy

ADI-001 is an allogeneic Vd1 gamma delta T cell product candidate containing an anti-CD20 CAR. Adicet is developing ADI-001 for the treatment of NHL. Adicet intends to file an IND application with the FDA in 2020 for ADI-001. Subject to the FDA regulatory process for review of INDs, Adicet intends to initiate a clinical trial and treat the first patient with ADI-001 in the first half of 2021. Adicet expects initial clinical results from this trial in 2021.

B cell NHL overview

NHL is the most common cancer of the lymphatic system. An estimated 77,240 new cases are expected to be diagnosed in the United States in 2020, according to the web site of the U.S. National Institutes of Health. According to the cancer.net web site maintained by the American Society for Clinical Oncology, approximately 90% of NHL patients in western countries have B cell lymphomas of various types and diffuse large B cell lymphoma, or DLBCL, is the most common and aggressive type of NHL, accounting for 30% of NHL. The second most common type is follicular lymphoma, or FL, which occurs in 20% of NHL patients. Mantle cell lymphoma, or MCL, is diagnosed in 5% to 7% of NHL cases.

Although B cell NHLs represent a heterogeneous set of lymphomas, many cell surface antigens are shared among them, including CD19 and CD20. First line therapy for patients with aggressive B cell NHLs, such as DLBCL, is chemotherapy in combination with radiation or rituximab, an antibody that targets CD20. According to the rituximab label as published on the FDA web site, the addition of rituximab to chemotherapy results in an approximately 10% to 15% overall increase in survival at one year compared to chemotherapy alone with almost no increase in toxicity. According to an article published by K.T. Godder et al. in the journal Bone Marrow Transplantation in 2007, up to 50% of patients become refractory or relapse after treatment. Of those, according to an article published by Andrew R. Rezvani and David G. Maloney in the journal Best Practice & Research Clinical Haematology in 2011, approximately 60% percent are resistant to rituximab upon relapse. Subsequent chemotherapy-based therapies typically have limited efficacy in these patients and, at that point, they become candidates for treatment with allogeneic HSCT or anti-CD19 CAR-T cell therapy. Approximately 35% of patients treated with anti-CD19 CAR-T cell therapies relapse within one year, according to the label for Kymriah® published on the Novartis web site.

Adicet’s solution, ADI-001

ADI-001 is a gamma delta T cell product candidate that targets malignant B-cells via an anti-CD20 CAR and via the gamma delta T cell endogenous receptors, which the company is developing as an allogeneic immunocellular therapy for the treatment of B-cell NHL. ADI-001 is created from Vd1 gamma delta T cells isolated from healthy donors. It is manufactured in bulk under cGMP-compliant conditions and is intended to be supplied as an immediately available off-the-shelf anti-CD20 CAR-T cell therapy. Adicet intends to file an IND application with the FDA in 2020 for ADI-001. Subject to the FDA regulatory process for review of INDs, Adicet intends to initiate a clinical trial and treat the first patient with ADI-001 in the first half of 2021.

ADI-001 contains an anti-CD20 CAR that has a proprietary antigen-binding domain that recognizes a region of CD20 distinct from that recognized by rituximab. Similar to other CAR-Ts cells including the one used to create Kymriah®, the Adicet CAR-T cells contain the clinically validated costimulatory domain from 4-1BB and the CD3z.

Preclinical data

All preclinical experiments were conducting using anti-CD20 CAR-modified gamma delta T cells, a research version of ADI-001. Adicet evaluated the in vitro potency of its anti-CD20 CAR gamma delta T cells using human-derived laboratory cell lines, known as Raji and Daudi human Burkitt’s lymphoma cell lines, which are known to express high levels of CD20. Mixing the tumor cells with the anti-CD20 CAR gamma delta T cells resulted in apoptosis, or cell death, of the tumor cells after four hours. Increasing the ratio of the number of anti-CD20 CAR gamma delta T cells to tumor cells resulted in a higher percentage of dying tumor cells. Similar potency in the killing of target cells by anti CD20 CAR gamma delta T cells was observed in both Mino cells, a human mantle cell lymphoma line that expresses high levels of CD20; and WILL-2 cells, cells derived from a rituximab-resistant patient with B cell lymphoma that expresses low levels of CD20. These results suggest that anti-CD20 CAR gamma delta cells can be highly efficient at recognizing and eliminating tumor cells that express any level of CD20. In all the cases, Adicet’s gamma delta T cells that did not have anti-CD20 CAR expression also caused tumor cell death due to innate cytotoxic receptors.

Figure 8. Anti-CD20 CAR gamma delta T cells demonstrated potent cell killing activity across multiple human tumor cell lines.

Adicet has tested the antitumor activity of the company’s anti-CD20 CAR gamma delta T cells in multiple tumor models in immunocompromised mice including Raji tumor models, a Mino tumor model and a Granta tumor model derived from a mantle cell tumor. Five to seven days after tumors were implanted into these mice, anti-CD20 CAR gamma delta T cells were administered as a single intravenous dose. Human recombinant IL-2 was administered three times a week for the duration of the study to stimulate the gamma delta T cells. In all cases, treatment using the company’s anti-CD20 CAR gamma delta T cells was able to arrest tumor growth. The absolute duration of these studies was not pre-specified, however each of the studies were terminated when the growth of tumors in any of the animals in the no-treatment control group (tumor-only) exceeded a pre-specified limit; in subcutaneous tumor models this limit was generally tumor growth exceeding 4000mm3. This resulted in the individual studies being run for slightly different durations.

Figure 9. Anti-CD20 CAR gamma delta T cells inhibited tumor growth in multiple animal models.

Treatment of Raji tumors in mice with anti-CD20 CAR gamma delta T cells resulted in the complete elimination of tumors in four out of six mice. Sixty days after the original — and only – dose of anti-CD20 CAR gamma delta T cells, the four mice with complete responses were re-challenged with Raji tumor cells. Growth of these newly introduced tumors continued to be suppressed at least until the end of the experiment at day 100. Adicet believes that these results suggest that the Adicet gamma delta cells had a long persistence in vivo and remain active. Other preclinical experiments have shown that they can undergo up to twenty cell doublings and can have antitumor activity that can extend to six months in animal models.

Figure 10. Gamma delta T cells retained their antitumor activity for at least 90 days in a Raji tumor model. Four of the six mice in the primary tumor challenge exhibited complete responses, and these four mice were given a second tumor challenge without additional gamma delta CAR T cells.

The Adicet team performed a direct analysis of the ability of Adicet’s gamma delta CAR-T cells to migrate and proliferate in tumors using a fluorescent dye technology to examine cell division. Gamma delta CAR-T cells were treated with a fluorescent dye that attaches to cellular proteins. As these fluorescent cells divided, the molecules modified with the fluorescent dye were split among the mother and daughter cells. This resulted in a reduction in the average fluorescence signal per cell. Quantification of the amount of fluorescence per cell was then used as a surrogate for the number of divisions that a cell has undergone.

Using this assay, the Adicet team observed that, within six days, the company’s CAR gamma delta T cells had undergone significant cell divisions in tumors with little replication in blood, spleen, bone marrow or liver. By contrast, in a similar experiment using CAR alpha beta T cells, it was observed that replication occurred in all tissues examined. Adicet believes that this selective replication in tumors by CAR gamma delta T cells, compared to CAR alpha beta T cells, may contribute to increased antitumor efficacy and a lower risk of developing life-threatening systemic immune responses such as cytokine release syndrome.

Figure 11. Proliferation of CAR gamma delta T cells was primarily localized in tumors, while the proliferation of CAR alpha beta T cells was observed in all tissues examined.

Interleukin 15, or IL-15, is a cytokine that preferentially stimulates T cell and NK cell activation, proliferation and cytolytic activity. These functional activities of IL-15 translate to enhanced antitumor responses in multiple tumor models. IL-15 is closely related to a cytokine that is a known activator of immune responses, IL-2. Both cytokines have the potential to stimulate gamma delta T cells. IL-15 plays a more important role in maintaining T cell responses that are long-lasting and show high affinity for cancer cell targets, while IL-2 has a more significant role in activating cytotoxic responses.

The antitumor activity of the company’s anti-CD20 CAR gamma delta T cells was tested in SRG-15 mice. These are mice that lack much of their mouse immune system but that do express human IL-15. In these studies, potent antitumor activity against Raji tumors in was observed. Furthermore, this activity was not accompanied by the development of GvHD. In contrast, mice treated with anti-CD20 CAR alpha beta T cells had antitumor responses, but subsequently experienced increased mortality due to the development of GvHD.

Figure 12. Anti-CD20 CAR gamma delta T cells do not induce GvHD, whereas treatment with anti-CD20 CAR alpha beta cells caused GvHD that led to increased mortality.

ADI-001 clinical plans

Adicet intends to file an IND application with the FDA in 2020 for ADI-001, the company’s lead product candidate, in Non-Hodgkin’s Lymphoma, or NHL. Subject to the FDA regulatory process for review of INDs, Adicet intends to initiate a clinical trial and treat the first patient with ADI-001 in the first half of 2021. Part 1 of this trial will be a dose escalation trial with the primary objectives of defining the incidence of dose-limiting toxicities and the selection of a recommended Phase 2 dose to be delivered as a single administration. The company anticipates enrolling twelve patients in this dose-escalation phase. Secondary endpoints in this trial will include monitoring the levels and persistence of ADI-001, immunogenicity and efficacy. The company also plan to monitor changes in serum cytokine and chemokine levels, CD20 tumor antigen expression and blood cell composition.

The company intends to enroll patients with relapsed or refractory B cell malignancies including DBLCL, MCL and FL. Included in this trial will be patients that were not able to receive approved autologous CAR-T cell therapies due to medical, technical, logistical or financial reasons, as well as patients who relapsed after receiving autologous CAR-T cell therapies.

Patients enrolled in the trial will undergo chemotherapy-based lymphodepletion for three days followed by ADI-001 dosing by infusion on day five. Patients will be evaluated at four weeks, twelve weeks and then every three months for the first year and at months 18 and 24 after treatment. Once a recommended dose has been selected, up to 36 patients will be enrolled in indication-specific dose expansion cohorts: DLBCL, MCL, and one for all other B cell malignancies. Select patients experiencing clinical benefit with ADI-001 may be eligible for retreatment.

An additional cohort in this trial will investigate the potential of IL-2 therapy to boost the efficacy and durability of ADI-001. Treatment with IL-2 is supported by preclinical data that the company has generated demonstrating that IL-2 improves the antitumor activity of the company’s gamma delta T cells both in vitro and in vivo. Treatment of HSCT patients with IL-2 has also been shown to stimulate the proliferation of gamma delta T cells in the clinic.

(*)	Dose escalation study

Figure 13. Phase 1 study patient flow.

ADI-002, an anti-GPC3 CAR gamma delta T-cell therapy

ADI-002 is a gamma delta T cell containing a CAR that is specific for glypican 3 protein, or GPC3, a protein that is highly expressed on the surface of multiple solid tumors including hepatocellular carcinoma, or HCC, gastric cancer, and squamous cell carcinoma of the lung, or SCCL. Adicet intends to file an IND application with the FDA in 2021 for ADI-002. Subject to the FDA regulatory process for review of INDs, Adicet intends to initiate a clinical trial and treat the first patient with ADI-002 in 2021.

HCC disease background

Hepatocellular carcinoma, or HCC, is the most prevalent form of liver cancer. The risk of HCC development is increased by a number of environmental and lifestyle factors such as hepatitis B and hepatitis C virus, alcohol drinking, tobacco smoking, aflatoxin exposure, obesity and diabetes. These factors lead to wide disparities in disease incidence across geographies. According to a 2013 publication by Sahil Mittal and Hashem B. El-Serag in the Journal of Clinical Gastroenterology, in the United States, the incidence is approximately six per 100,000 per year, while in sub-Saharan Africa and Eastern Asia the incidence is over 20 per 100,000 per year.

Patients diagnosed with HCC generally have a poor prognosis. The majority of patients are diagnosed with advanced disease and they have a five-year survival rate of approximately 11%, according to cancer.net, the web site of the American Society of Clinical Oncology. Patients are initially treated with combinations of cytotoxic drugs or radiation. In some cases, they may also receive targeted therapies including kinase inhibitors such as lenvatinib, marketed as Lenvima® by Eisai; and sorafenib, marketed as Nexavar® by Bayer and subsequently cabozantinib, marketed as Cabometyx® by Exelixis. These therapies, however, have significant toxicities and limited clinical benefit with progression free survival of less than eight months. Checkpoint immunotherapies such as pembrolizumab and nivolumab have demonstrated some efficacy in HCC, although response rates are less than 20% according to the label for pembrolizumab, marketed by Merck as Keytruda®. The combination of both nivolumab and ipilimumab, despite increased toxicities, increased this response rate to 33%. Adicet believes these results demonstrate that there is significant unmet need in HCC and that there is potential to treat HCC with immunotherapy.

GPC3, a tumor-associated antigen

Glypican-3, or GPC3, is a tumor-associated antigen that is expressed in many tumors but in almost no other normal tissues other than embryonic liver and kidney or placenta.

Glypican 3 Expression in Tumors*

		No. (%) Staining
Tumor Entity	No. of Cases	Negative	Positive
Hepatocellular carcinoma	44	15 (34)	29 (66)
Squamous cell carcinoma of the lung	50	23 (46)	27 (54)
Liposarcoma	29	14 (48)	15 (52)
Testicular nonseminomatous germ cell tumor	62	30 (48)	32 (52)
Cervical intraepithelial neoplasia (grade 3)	29	17 (59)	12 (41)
Malignant melanoma	48	34 (71)	14 (29)
Adenoma of the adrenal gland	15	11 (73)	4 (27)
Schwannoma	46	34 (74)	12 (26)
Malignant fibrous histiocytoma	29	22 (76)	7 (24)
Adenocarcinoma of the stomach (intestinal subtype)	45	36 (80)	9 (20)
Chromophobe renal cell carcinoma	15	12 (80)	3 (20)
Invasive lobular carcinoma of the breast	46	37 (80)	9 (20)
Medullary carcinoma of the breast	30	25 (83)	5 (17)
Squamous cell carcinoma of the larynx	49	41 (84)	8 (16)
Small cell carcinoma of the lung	49	41 (84)	8 (16)
Invasive transitional cell carcinoma of the urinary bladder	43	36 (84)	7 (16)
Mucinous carcinoma of the breast	26	22 (85)	4 (15)
Squamous cell carcinoma of the cervix	41	35 (85)	6 (15)

Figure 14. Screening of a panel of over 4,000 tumor samples found that GPC3 is expressed in numerous cancers. Baumhoer et al., Am J Clin Pathol 2008;129:899-906.

In a trial conducted by David Ho at the University of Hong Kong and colleagues and published in the journal PLOS One in 2012, high levels of GPC3 are detected by immunohistochemistry in a large proportion of HCC tumor tissue samples, but no GPC3 can be detected in adjacent normal cells.

Figure 15. Immunohistochemistry detected strong signals of GPC3 in liver tumor tissue, but negative staining for GPC3 was detected in the adjacent non-tumorous tissue. Adapted from Ho et al., PLoS One. 2012;7(5).

Adicet’s solution, ADI-002

ADI-002 is an anti-GPC3 CAR gamma delta T cell product candidate that Adicet is developing for the treatment of solid tumors. The company believes that modification of Vg1 gamma delta T cells, which have an inherent tumor homing ability, with a CAR that is specific for GPC3, will result in a therapeutic product able to have potent antitumor activity in patients suffering from multiple solid tumors. Adicet intends to file an IND application with the FDA in 2021 for ADI-002. Subject to the FDA regulatory process for review of INDs, Adicet intends to initiate a clinical trial and treat the first patient with ADI-002 in 2021.

To enhance the proliferative ability and durability of the company’s anti-GPC3 CAR gamma delta T cells, Adicet engineered these cells to express soluble IL-15. The company anticipates that the tumor homing ability of gamma delta T cells will result in expression of IL-15 predominantly in tumors. In combination with the inherent secretion of factors such as interferon gamma from activated gamma delta T cells, the secretion of IL-15 is anticipated to lead to reversal of immunosuppressive effects in the tumor microenvironment and direct stimulation of the gamma delta T cells.

Adicet demonstrated in in vitro assays that the company’s anti-GPC3 CAR gamma delta T cells have potent and GPC3-antigen-dependent cell killing activity. When Adicet’s anti-GPC3 CAR-T cells were added to HepG2 cells, a cell line expressing GPC3 that was derived from a patient with HCC, an increase in tumor cell killing was observed. Gamma delta T cells prepared without the addition of the company’s anti-GPC3 CAR were still able to kill the HepG2 cells, only with less potency at 18 hours. The company believes that this CAR-independent killing activity was driven by innate receptors on the company’s gamma delta T cells and that this innate antitumor activity may provide meaningful antitumor clinical activity in cases in which tumors may lose the expression of the targeted GPC3 antigen. Loss of tumor-expressed antigens represents a significant mechanism of escape from antitumor activities from other immunotherapies such as anti-CD19 CAR-T cell therapies. The ability to continue to have antitumor activity driven by the innate immune cell properties of the company’s gamma delta T cells is a distinct advantage compared to alpha beta T cells, which lack this capability. Adicet’s gamma delta T cells had no cell killing activity when added to RAT2 normal fibroblasts that do not express GPC3.

Figure 16. Expression of an anti-GPC3 CAR in gamma delta T cells led to potentiation of killing of HepG2 hepatocellular carcinoma cell line.

Anti-GPC3 CAR gamma delta T cells had dose-dependent antitumor activity in HepG2 tumors in immunodeficient mice. HepG2 tumor cells were inoculated into immunocompromised mice and allowed to grow to a volume of 200 mm3 over a period of approximately eight days. A single dose of anti-GPC3 CAR gamma delta T cells was then administered and tumor growth at day 37 was assessed. High doses of anti-GPC3 gamma delta T cells led to complete suppression of tumor growth.

Figure 17. Dose-dependent inhibition of HepG2 tumor growth by anti-GPC3 gamma delta T cells

Future clinical candidates in solid tumors.

In addition to the product candidates described above, the Adicet team anticipates many further opportunities for developing product candidates based on the company’s gamma delta T cell technology. Adicet believes that the spectrum of indications that products such as CAR-T cell therapies have been able to address has been limited by two factors: the weak ability of alpha beta T cell-based therapies to penetrate solid tumors, and the scarcity of tumor-specific antigens on the cell surface that can be targeted by antibody-derived binding domains that are an essential component of the CAR constructs. Adicet believes that the tumor homing ability of its gamma delta T cell technology represents a potential solution to the solid tumor localization problem and its TRC-like, or TCRL, antibody technology can be used to identify and target tumor-specific antigens.

The tumor recognition challenge

Therapeutics such as antibodies and CARs recognize cell surface molecules. In HCC and select other tumors, there are proteins such as GPC3 which are selectively expressed on the surface of tumors cells that can be used as antigens for immune-targeted therapy. The lack of their expression on normal cells limits the potential of on-target, off-tumor systemic toxicities. Surface-expressed proteins that are strictly expressed only on tumor cells are, however, rare. In most cases surface expressed antigens such as CD19 and CD20 are expressed both on hematopoietic tumor and normal cells. Therapies that target CD19 or CD20 therefore result in killing of both tumor and normal cells. In hematological malignancies these therapies result in systemic depletion of normal B cells. However, this is mechanism-based toxicity can be managed in clinical practice. Challenges arise with antigens such as epidermal growth factor receptor, or EGFR, that is overexpressed on some types of tumor cells, but also expressed on normal epithelial cells elsewhere in the body. Dosing with anti-EGFR antibodies has led to significant dermatological and cardiac toxicities.

Intracellular proteins represent nearly half of the proteins found in human cells. These proteins provide an untapped reservoir of potential tumor-specific antigens that are inaccessible to traditional antibody-binding domains. Immune surveillance for these intracellular proteins is normally done by alpha beta T cells. These intracellular proteins are chopped up by a cell component known as the proteasome into short peptides between eight and ten amino acids long. These short peptides are then presented to the T cells by the MHC. TCRs on the T cells are then able to recognize the complex of the peptide and the MHC, triggering creation of T-cell populations prepared to attack these specific sequences.

Gamma delta T cells have advantages compared to alpha beta T cells with regard to their potential as allogeneic therapies, their ability to localize to tumors and their retention of innate immune signaling pathways. However, to be most effective they need to be able to be engineered to attack specific tumors.

Adicet’s solution, TCRLs

Adicet has developed an antibody platform that enables the discovery of TCR-like, or TCRL, antibodies that recognize peptides that are presented on the cell surface by specific MHC molecules. In effect, Adicet’s TCRL antibodies have the same antigen recognition properties as TCRs but are highly specific for a single tumor antigen and MHC molecule. They do not recognize other MHC molecules or antigens that may be expressed by healthy cells.

Figure 18. Schematic diagram of the interaction between the company’s TCRL antibodies and tumor-specific peptides presented by the MHC.

TCRLs are conventional antibodies with antigen binding domains that specifically recognize peptide-MHC complexes that can be used to create CARs. Introduction of these CARs into Adicet’s gamma delta T cells enables them to target tumors expressing intracellular tumor antigens when these antigens are selectively presented by MHC on the surface of tumor cells. Gamma delta CAR-T cells generated using TCRLs open up the potential to bring immune cell therapy to tumors that lack tumor-specific surface antigens, a group that includes most solid tumors.

The TCRL discovery process starts by carrying out an analysis of the peptides expressed by MHC receptors in a panel of hundreds of tumor and normal tissues. In searching for candidate peptides, the company focuses on differentially expressed peptides that are broadly expressed in tumors but that are not found in normal tissues. Candidate peptides are then validated by expression analysis both in other tissues as well as in databases. Those peptides that, based on bioinformatic analysis, are predicted to have minimal cross-reactivity with peptides from normal cells are then further prioritized. This peptide discovery process leads, step-by-step, to the narrowing of the list of potential candidates by approximately one thousand-fold. Once a tractable number of remaining candidates has been identified, a population that includes the most promising ones, antibodies are then created that are specific to the complex of an MHC receptor and the bound peptides. These antibodies mimic key aspects of tumor as recognized by the immune system. By creating CARs that incorporate these antigen-recognition templates in gamma delta T cell-based product candidates, the company creates a set of candidates designed to specifically attack tumors by virtue of their intracellular proteins.

Tyrosinase is a well-validated tumor-expressed antigen for which Adicet has developed TCRLs. The specificity for a mouse and a humanized version of one of these TCRLs was determined by comparing their binding affinity to that of a series of peptides that contained single amino acid changes. It was learned that changes to any of the internal eight amino acid positions to the amino acid alanine led to reductions in binding of 70% or greater. Substituting any amino acid in a non-anchor position resulted in substantial loss of binding, and indicates the high degree of specificity that the TCRL antibody has for the targeted MHC peptide complex.

Figure 19. Single amino acid changes to the targeted peptide reduced binding by at least 70 percent.

The antigen-binding domain from a tyrosinase TCRL was incorporated into a CAR and introduced into the company’s gamma delta T cells to assess cell killing activity against tumor cell lines. These anti-Tyr CAR gamma delta T cells led to cell killing of WM266.4 human metastatic melanoma tumor cells, which are known to express tyrosinase. Anti-Tyr CAR gamma delta T cells, however, had no cell killing activity when tested against ten other cell lines from tumors such as colon, bladder and pancreatic cancers, B cell leukemia and retinoblastoma – all of which do not express tyrosinase. That observation points to a desirable level of specificity for the company’s anti-Tyr CAR gamma delta T cells and to an important in vitro proof of concept.

Furthermore, these anti-Tyr CAR gamma delta T cells had potent antitumor activity in a WM266.4 tumor model leading to tumor shrinkage within five days of administration and a durable antitumor response through 27 days. Although the TCRL-based CAR that is generated binds to a MHC-peptide complex, it does not induce the GvHD that is seen with alpha beta T cells because it recognizes a single peptide that has been selected to be highly specific for tumor cells.

Figure 20. Anti-Tyr CAR gamma delta T cells showed potent antitumor activity in a WM266.4 melanoma model.

Adicet has generated TCRLs against a number of solid tumor antigens which are being evaluating in animal models. Adicet intends to advance at least one candidate from these early stage programs into IND-enabling studies in 2021. Adicet believes that the combination of the company’s gamma delta and TCRL technology provides the basis for a new generation of CAR-T cell therapies that have the potential to transform the treatment of solid tumors.

Adicet Intellectual Property

Adicet’s gamma delta T cell-based product candidates and substantially all of Adicet’s intellectual property have been developed by Adicet, with certain antigen binding domains derived from its collaboration with Regeneron. Additional intellectual portfolio assets were acquired via acquisition of Applied Immune Technologies Ltd. in 2016. Adicet strives to protect and enhance the proprietary technology, inventions and improvements that are commercially material to Adicet’s business, including seeking, maintaining and defending Adicet’s patent rights.

Adicet’s policy is to develop and maintain protection of Adicet’s proprietary position by, among other methods, filing or in-licensing U.S. and foreign patents and applications related to Adicet’s technology, inventions, and improvements that are material to the development and implementation of Adicet’s business. Adicet also relies on trademarks, trade secrets, know-how, continuing technological innovation, confidentiality agreements, and invention assignment agreements to develop and maintain Adicet’s proprietary position.

Adicet’s patent portfolio includes protection for Adicet’s lead product candidates, ADI-001 and ADI-002, as well as Adicet’s other research-stage candidates. As of the date of this proxy statement/prospectus/information statement, there are multiple patent families comprising three pending U.S. non-provisional applications and over 20 foreign patent applications pending in such jurisdictions as Australia, Canada, China, Europe, Japan, Russia, and South Africa with claims directed to reagents and related protocols for gamma delta T cell expansion and resulting compositions of matter encompassing both ADI-001 and ADI-002, which, if issued, are expected to expire between 2035 and 2037. As of the date of this proxy statement/prospectus/information statement, there are also two international patent applications, or PCT applications, with claims directed to CAR constructs and antigen binding domains relating to ADI-001 and ADI-002, as well as their methods of use for certain indications, preconditioning methods, and dosing regimens, where applications claiming the benefit of these PCT applications, if issued, would expire between 2038 and 2039. With respect to ADI-001, Adicet has a collaboration with Regeneron which grants Adicet access to certain proprietary antigen binding domains covered by Regeneron’s patent rights, including in particular the antigen binding domain incorporated into ADI-001. Additionally, there are multiple granted patents and pending patent applications in the U.S. and internationally directed to Adicet’s TCRL platform technology as previously referenced on page 308 of this proxy statement/prospectus/information statement, with actual and, in the case of pending applications, anticipated expiration dates between 2021 and 2037. Although certain earlier patents relating to Adicet’s TCRL platform technology will expire in 2021, other patents covering this technology remain in force, or are expected to issue from pending applications, including three pending patent families directed to certain carcinoma, melanoma and glioblastoma targets, including tyrosinase referenced on page 309 of this proxy statement/prospectus/information statement, which, if issued, are expected to expire between 2036 and 2037. As a result, Adicet does not expect that the expiration of the earlier patents in its TCRL portfolio, individually or in the aggregate, will have a material adverse effect on its future operations or financial position.

The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which Adicet files, the patent term is 20 years from the date of filing of the first non-provisional application to which priority is claimed. In the United States, patent term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the United States Patent and Trademark Office in granting a patent, or may be shortened if a patent is terminally disclaimed over an earlier-filed patent. In the United States, the term of a patent that covers an FDA-approved drug may also be eligible for a patent term extension of up to five years under the Hatch-Waxman Act, which is designed to compensate for the patent term lost during the FDA regulatory review process. The length of the patent term extension involves a complex calculation based on the length of time it takes for regulatory review. A patent term extension under the Hatch-Waxman Act cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved drug may be extended. Moreover, a patent can only be extended once, and thus, if a single patent is applicable to multiple products, it can only be extended based on one product. Similar provisions are available in Europe and certain other foreign jurisdictions to extend the term of a patent that covers an approved drug.

Adicet’s commercial success depends in part on Adicet’s ability to obtain and maintain proprietary protection for Adicet’s product candidates, as well as novel discoveries, core technologies, and know-how, as well as its ability to operate without infringing on the proprietary rights of others and to prevent others from infringing Adicet’s proprietary rights.

The patent positions of companies like Adicet are generally uncertain and involve complex legal, scientific and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Consequently, Adicet does not know whether any of its product candidates will be protectable or remain protected by enforceable patents, or will be commercially useful in protecting Adicet’s commercial products and methods of using and manufacturing the same. Adicet also cannot predict whether the patent applications it is currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient proprietary protection from competitors. Any patents that Adicet holds or controls may be challenged, circumvented or invalidated by third parties. In addition, while Adicet has confidence in Adicet’s agreements and security measures, either may be breached, and Adicet may not have adequate remedies. Further, Adicet’s trade secrets may otherwise become known or independently discovered by competitors.

Adicet has licensed various intellectual property and trade secrets to third parties for purposes of collaboration, product development and research and development.

Strategic Agreements

License and Collaboration Agreement with Regeneron

On July 29, 2016, Adicet entered into a license and collaboration agreement with Regeneron, which was amended in April 2019, with such amendment becoming effective in connection with Regeneron’s investment in the company’s Series B preferred stock private placement transaction in July 2019 (as amended, referred to as the “Regeneron Agreement”).

Agreement Structure. The Regeneron Agreement has two principal components: (a) a research collaboration component under which the parties will research, develop, and commercialize next-generation engineered gamma delta immune cell therapeutics, or ICPs, namely engineered gamma delta immune cells with CARs and TCRs directed to disease-specific cell surface antigens, which includes the grant of certain licenses to intellectual property between the two parties, and (b) for a certain period following the effective date, a license to Adicet to use certain of Regeneron’s proprietary mice to develop and commercialize ICPs generated by Adicet, with certain limitations relating to targets under the Regeneron Agreement.

Research Collaboration. Research activities under the collaboration are governed by research plans, which include the strategy, goals, activities, and responsibilities of the parties with respect to a target. Adicet is primarily responsible for generating, validating, and optimizing ICPs, developing processes for manufacture of ICPs, and certain preclinical and clinical manufacturing activities for ICP’s; Regeneron’s key responsibility is generating, validating, and optimizing CARs and TCRs that bind to the applicable target. The parties have formed a joint research committee to monitor and govern the research and development efforts during the research program term.

Rights to Research Targets. Under the terms of the five-year research collaboration, the parties will conduct research on mutually agreed upon targets. Regeneron may obtain exclusive rights for the targets that it chooses in accordance with the target selection mechanism set forth in the Regeneron Agreement, and Adicet similarly may obtain exclusive rights for targets it chooses in accordance with such target selection mechanism. Adicet has the right to develop and commercialize ICPs to the first collaboration target to come out of the research program. In connection with an IND submission, Regeneron has an option to exercise exclusive rights for ADI-002 and potentially for additional targets to be mutually agreed upon. For those targets it does not have an option to license, Regeneron has a right of first negotiation for up to two targets. Regeneron has the right to terminate the research program in its entirety (a) for convenience on six months prior written notice given at any time after December 31, 2019, or (b) following a change of control (as defined in the Regeneron Agreement) of Adicet. The parties mutually agreed to their first product declaration criteria for collaboration ICP, CD20, in 2018.

Rights to Adicet-Developed Targets. Regeneron has an exclusive license to use targeting moieties generated by Adicet by its use of Regeneron’s proprietary mice to develop and commercialize non-ICPs.

Exclusivity. During the five-year target selection period, Adicet may not directly or indirectly research, develop, manufacture or commercialize an ICP, or grant a license to do the foregoing, except pursuant to the Regeneron Agreement. For so long as either party is researching or developing an ICP to a target under the research program, neither party may research, develop, manufacture or commercialize any other ICP to such target, or grant a license to do the foregoing. And for so long as a party is researching, developing or commercializing an ICP to target that is licensed to it (and royalty bearing) under the agreement, neither party may research, develop, manufacture or commercialize any other ICP to such target, or grant a license to permit another party to do the foregoing. These exclusivity obligations are limited to engineered gamma delta immune cells to targets reasonably considered to have therapeutic relevance in oncology. The Regeneron Agreement includes certain exceptions to the exclusivity obligations of the parties, including with respect to targets that are rejected by one party in the target selection process, as well as protections in the event of a change of control of a party where the acquirer has a competing program.

Co-Funding and Profit Sharing. Adicet has an option to co-fund specified portions of the future development costs for, and to co-promote, ICPs to a target for which Regeneron has exercised an option, and to participate in the profits for such target. Adicet has the right to exercise this right in various geographic regions, including on a worldwide basis. In the event Adicet exercises such right, the parties will share further development costs and revenues proportionally to their co-funding percentages.

Financial Terms. Adicet received a non-refundable upfront payment of $25.0 million from Regeneron upon execution of the Regeneron Agreement, received an aggregate of $10.0 million of additional payments for research funding from Regeneron as of June 30, 2020 and received an additional payment of $10.0 million dollars from Regeneron in July 2020 for timely achieving a milestone relating to the selection of a clinical candidate related to the second collaboration target. In addition, Regeneron may have to pay Adicet additional amounts in the future consisting of up to an aggregate of $100.0 million of option exercise fees, as specified in the Regeneron Agreement. Regeneron must also pay Adicet high single digit royalties as a percentage of net sales for ICPs to targets for which it has exclusive rights, and low single digit royalties as a percentage of net sales on any non-ICP product comprising a targeting moiety generated by Adicet through the use of Regeneron’s proprietary mice. Adicet must pay Regeneron mid-single to low double digit, but less than teens, of royalties as a percentage of net sales of ICPs to targets for which Adicet has exercised exclusive rights, and low to mid-single digit of royalties as a percentage of net sales of targeting moieties generated from Adicet’s license to use Regeneron’s proprietary mice. Royalties are payable until the longer of the expiration or invalidity of the licensed patent rights or twelve (12) years from first commercial sale.

Other Terms. The Regeneron Agreement contains customary representations, warranties and covenants by Adicet and Regeneron and includes (i) an obligation of Adicet to use commercially reasonable efforts to develop and commercialize at least one product based on a collaboration ICP that is not an optioned collaboration ICP for each collaboration target and (ii) an obligation of Regeneron to use commercially reasonable efforts to develop and commercialize at least one product based on an optioned collaboration ICP for each collaboration target. Adicet and Regeneron are required to indemnify the other party against all losses and expenses related to breaches of its representations, warranties and covenants under the Regeneron Agreement.

Term and Termination. The term of the Regeneron Agreement expires, on a product by product basis, on the expiration of the obligation to pay royalties for such product. The Regeneron Agreement is subject to early termination by either party upon uncured material breach by the other party. The licenses to develop and commercialize an ICP to a target that one party has exclusively licensed may be terminated by such party for convenience.

Equity Investments. In connection with its collaboration, Regeneron and Adicet entered into a side letter pursuant to which, among other matters, Regeneron was granted certain stockholder rights and investment rights in connection with Adicet’s next equity financing that met certain criteria and in connection with an initial public offering by Adicet. Regeneron exercised its investment right and purchased approximately $10.0 million of Adicet’s Series B preferred stock in a private placement transaction in July 2019. The remaining obligations under the side letter agreement will terminate immediately prior to the effective time of the merger.

License Agreement with TRDF

Adicet and its wholly owned subsidiary, Adicet Bio Israel, Ltd. (formerly Applied Immune Technology Ltd.), are parties to an Amended and Restated License Agreement dated May 21, 2014, as was amended in June 2015 and January 2016, with Technion Research and Development Foundation Ltd., or TRDF, the technology transfer subsidiary of Technion – Israel Institute of Technology, or Technion. The license agreement provides Adicet with an exclusive, royalty-bearing, worldwide license, with a right to grant sublicenses, to make use of certain TRDF patents and know-how relating to moieties that recognize and bind to TCRLs, along with certain improvements and research results developed at TRDF and relating to either the licensed patents and know-how of TCRL, in each case for the purposes of research, development, and commercialization of specified products. Adicet further obtained joint ownership rights in improvements, developments, and inventions developed in the laboratory of a specified professor under certain conditions, including where Adicet provided specified amounts of funding for research specific to TCRL compounds. TRDF also grants Adicet an exclusive, worldwide, assignable, sublicensable license to TRDF’s rights in such jointly owned improvements, developments, and inventions. Technion further agrees not to enforce against Adicet any TCRL-related technology owned by Technion but not licensed to Adicet under the agreement, and to require its licensees to agree to the same. Adicet is required to meet certain diligence obligations to preserve its exclusive licenses. Either Adicet or Technion may terminate the agreement or a specific license if the other party materially breaches its obligations under the agreement or with respect to a specific license granted under it, and fails to cure that breach. Adicet has the right to terminate the agreement at any time by providing notice to TRDF.

In return for the license, Adicet is required to pay TRDF, for ten (10) years after the first commercial sale of a product for which it owes royalties under the agreement, on a licensed-product-by-licensed-product basis, (i) certain royalties in the low single-digit percentages of all net sales by Adicet and any of its controlled affiliates, and (ii) the lesser of (a) a low single-digit percentage of net sales of Adicet’s sublicensees, or (b) low double-digit percentage of amounts received by Adicet or its controlled affiliates in the form of royalties on net sales from its sublicensees, subject to certain reductions. Furthermore, Adicet agreed to pay for all patent filing and maintenance expenses for the patents included in the licenses granted to Adicet by TRDF, with limited exceptions.

Under the agreement, TRDF reserves the right, for itself, alone or with other certain academic institutions, to utilize the licensed technology solely for educational and non-commercial research purposes.

The license agreement continues in full force and effect on a product-by-product and country-by-country basis until the expiration of all payment obligations for any licensed product as described above. Upon the expiration, Adicet will have a fully paid-up, worldwide, non-exclusive license (with the right to grant sublicenses) to develop, have developed, manufacture, have manufactured, use, market, offer for sale, sell, have sold, import, export, and otherwise transfer physical possession or title to products for which royalties would have otherwise been due under the agreement.

Manufacturing

Adicet is developing and enabling scalable and propriety cGMP-compliant manufacturing processes. Adicet has invested resources to optimize its manufacturing process and plans to continue to invest to continuously improve its production and supply chain capabilities over time.

Adicet manufactures cell-based immunotherapy products based on gamma delta T cells that are obtained from the blood of healthy donors who are unrelated to the patients that will be treated. These products are classed as allogeneic cell therapy products. Donor-derived blood is fractionated and the fractions containing gamma delta T cells are frozen prior to use in future manufacturing campaigns. Adicet believes that its freezing and storing of the donor blood products allows Adicet to efficiently schedule subsequent manufacturing steps. After obtaining blood products from healthy donors the manufacturing process begins with the activation of a subpopulation of gamma delta T cells using an antibody that is proprietary to Adicet. This antibody, in combination with other factors including the cytokine, IL-2, induces gamma delta T cells to proliferate, whereupon Adicet exposes the cells to a viral vector that transfers a gene sequence encoding a CAR, or other gene sequences, to the proliferating cells. This step is referred to as the transduction step. Following the transduction step gamma delta T cells are induced to proliferate further with IL-2 before an enrichment step that increases the proportion of gamma delta T cells, removes unwanted residual alpha beta T cells and results in the CAR-modified gamma delta T cells drug product. CAR-modified gamma delta T cell products are then frozen in single-use vials for long-term storage at cryogenic temperatures. These storage conditions are designed to ensure stability of the cell-based drug products for protracted periods of time. The storage in singe use vials is designed to simplify the handling and treatment administration. Just prior to administration of treatment, the vials will be thawed and then the contents infused into the patient. Adicet believes that the single manufacturing process it is developing will be able to be completed in approximately two weeks and will result in sufficient quantities of drug product to treat numerous patients.

To date, Adicet currently relies, and expects to continue to rely, on third parties for the manufacture of its product candidates and any products that it may develop. Adicet has chosen to partner with a number of contract manufacturing organizations in the United States and Europe to access specific capabilities to ensure that the manufacturing process is highly scalable, closed and fully cGMP-compliant. This strategy allows Adicet to maintain a more flexible infrastructure while focusing its expertise on developing its products. In addition to the quality management systems utilized by strategic manufacturing partners, Adicet has established a quality control and quality assurance program, which includes a set of standard operating procedures and specifications designed to ensure that Adicet’s products are manufactured in accordance with cGMPs, and other applicable domestic and foreign regulations.

For example, Adicet currently engages a single US-based third-party manufacturer to provide the active pharmaceutical ingredient for ADI-001. Adicet also utilizes separate third party contractors to manufacture cGMP-compliant starting and critical materials that are used for the manufacturing of its product candidates, such as donor blood products, gamma delta T cell activating antibody and viral vectors that are used to deliver the applicable CAR gene into the T cells. Adicet believes all materials and components utilized in the production of the cell line, viral vector and final gamma delta T cell product are available from qualified suppliers and suitable for pivotal process development in readiness for registration and commercialization. Going forward, Adicet intends to continue to expand its manufacturing capability through agreements with leading cell therapy contract manufacturing organizations.

If any of Adicet’s current manufacturers becomes unavailable to Adicet for any reason, Adicet believes that there are a number of potential replacements, although Adicet would likely incur some delay in identifying and qualifying such replacements. Adicet plans to continue to create a robust supply chain with redundant sources of supply comprised of both internal and external infrastructure.

Competition

The pharmaceutical and biotechnology industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. Adicet faces potential competition from many different sources, including existing and novel therapies developed by biopharmaceutical companies, academic research institutions, governmental agencies and public and private research institutions, in addition to standard of care treatments.

Novartis and Kite Pharma were the first to achieve FDA approval for autologous T cell therapies. In August 2017, Novartis obtained FDA approval to commercialize Kymriah®, for the treatment of children and young adults with B-cell ALL that is refractory or has relapsed at least twice. In May 2018, Kymriah® received FDA approval for adults with R/R large B-cell lymphoma. In October 2017, Kite Pharma obtained FDA approval to commercialize Yescarta®, the first CAR T cell product candidate for the treatment of adult patients with R/R large B-cell lymphoma.

Due to the promising therapeutic effect of T cell therapies in clinical trials, Adicet anticipates increasing competition from existing and new companies developing these therapies, as well as in the development of allogeneic T cell therapies generally. Potential T cell therapy competitors include, but are not limited to:

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Allogeneic T cell therapy competition: Atara Biotherapeutics, Inc., Allogene Therapeutics, Inc., Cellectis, S.A., Celyad S.A., CRISPR Therapeutics AG, Editas Medicine, Inc., Fate Therapeutics Inc., Gilead Sciences, Inc. (acquired Kite Pharma), Intellia Therapeutics, Inc., Poseida Therapeutics, Inc., Precision Biosciences, Inc., Immatics Biotechnologies GmbH, GammaDelta Therapeutics Limited, TC BioPharm Limited, Incysus Therapeutics, Inc. and Gadeta BV.

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Autologous T cell therapy competition: Adaptimmune Therapeutics PLC, Autolus Therapeutics plc, bluebird bio, Inc., Bristol-Myers Squibb Company, Gilead Sciences, Inc., Johnson & Johnson, Iovance Biotherapeutics, Inc., Mustang Bio, Inc., Novartis International AG, TCR² Therapeutics Inc. and Tmunity Therapeutics, Inc.

Although Adicet believes Adicet is currently unique in Adicet’s development of proprietary processes for engineering and manufacturing gamma delta T cells expressing CARs due to what Adicet believes is the enormous promise of these cells, it is likely that additional competition may arise from existing companies currently focusing on development of alpha beta or gamma delta T-cell therapies, or from new entrants in the field.

Competition may also arise from non-cell based immune oncology platforms. For instance, Adicet may experience competition from companies, such as Amgen Inc., Bristol-Myers Squibb Company, F. Hoffmann-La Roche AG, Genmab A/S, GlaxoSmithKline plc, MacroGenics, Inc., Merus N.V., Regeneron Pharmaceuticals, Inc., and Xencor Inc., that are pursuing bispecific antibodies, which target both the cancer antigen and T-cell receptor, thus bringing both cancer cells and T cells in close proximity to maximize the likelihood of an immune response to the cancer cells. Additionally, companies, such as Amgen Inc., AbbVie, Daiichi Sankyo Company, Limited, GlaxoSmithKline plc, ImmunoGen, Inc., Immunomedics, Inc., and Seattle Genetics, Inc., are pursuing antibody drug conjugates, which utilize the targeting ability of antibodies to deliver cell-killing agents directly to cancer cells.

Many of Adicet’s competitors, either alone or with their collaboration partners, have significantly greater financial resources and expertise in research and development, pre-clinical testing, clinical trials, manufacturing, and marketing than Adicet does. Future collaborations and mergers and acquisitions may result in further resource concentration among a smaller number of competitors.

Adicet’s commercial potential could be reduced or eliminated if Adicet’s competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than products that Adicet may develop. Adicet’s competitors also may obtain FDA or other regulatory approval for their products more rapidly than Adicet may obtain approval for its own products, which could result in Adicet’s competitors establishing a strong market position before Adicet is able to enter the market or make Adicet’s development more complicated. The key competitive factors affecting the success of all of Adicet’s programs are likely to be efficacy, safety and tolerability profile, convenience, price, reimbursement and cost of manufacturing.

These competitors may also vie for a similar pool of qualified scientific and management talent, sites and patient populations for clinical trials, and investor capital, as well as for technologies complementary to, or necessary for, Adicet’s programs.

Government Regulation and Product Approval

As a biopharmaceutical company that operates in the United States, Adicet is subject to extensive regulation. Adicet’s cell products will be regulated as biologics. With this classification, commercial production of Adicet’s products will need to occur in registered facilities in compliance with cGMP for biologics. The FDA categorizes human cell- or tissue-based products as either minimally manipulated or more than minimally manipulated, and has determined that more than minimally manipulated products require clinical trials to demonstrate product safety and efficacy and the submission of a Biologics License Application, or BLA, to the FDA for marketing authorization. Adicet’s products are considered more than minimally manipulated and will require evaluation in clinical trials and the submission and approval of a BLA before Adicet can market them. Generally, before a new drug or biologic can be marketed, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific for each regulatory authority, submitted for review and approved by the regulatory authority.

Government authorities in the United States (at the federal, state and local level) and in other countries extensively regulate, among other things, the research, development, testing, manufacturing, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of biopharmaceutical products such as those Adicet is developing. Adicet’s product candidates must be approved by the FDA before they may be legally marketed in the United States and by the appropriate foreign regulatory agency before they may be legally marketed in foreign countries. Generally, Adicet’s activities in other countries will be subject to regulation that is similar in nature and scope as that imposed in the United States, although there can be important differences. Additionally, some significant aspects of regulation in Europe are addressed in a centralized way but country-specific regulation remains essential in many respects. The process for obtaining regulatory marketing approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.

U.S. Product Development Process

In the United States, the FDA regulates pharmaceutical and biological products under the Federal Food, Drug and Cosmetic Act, or the FDCA, the Public Health Service Act, or the PHSA, and their implemented regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. FDA sanctions could include, among other actions, refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls or withdrawals from the market, product seizures, total or partial suspension of production or distribution injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on Adicet. The process required by the FDA before a biological product may be marketed in the United States generally involves the following:

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completion of nonclinical laboratory tests and key animal studies according to good laboratory practices, or GLPs, and applicable requirements for the humane use of laboratory animals or other applicable regulations;

•	submission to the FDA of an IND application, which is subject to a waiting period of thirty (30) calendar days, must become effective before human clinical trials may begin;

•	approval by an independent Institutional Review Board, or IRB, or ethics committee for each clinical site before the trial is commenced;

•	performance of adequate and well-controlled human clinical trials according to the FDA’s regulations commonly referred to as good clinical practices, or GCPs, and any additional requirements for the protection of human research patients and their health information, to establish the safety and efficacy of the proposed biological product for its intended use;

•	submission to the FDA of a BLA for marketing approval that includes substantial evidence of safety, purity, and potency from results of nonclinical testing and clinical trials;

•	satisfactory completion of an FDA Advisory Committee review, if applicable;

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satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the biological product is produced to assess compliance with cGMP, to assure that the facilities, methods and controls are adequate to preserve the biological product’s identity, strength, quality and purity and, if applicable, the FDA’s current good tissue practices, or GTPs, for the use of human cellular and tissue products;

•	potential FDA audit of the nonclinical study and clinical trial sites that generated the data in support of the BLA; and

•	FDA review and approval, or licensure, of the BLA prior to any commercial marketing or sale of the biologic in the United States.

Before testing any biological product candidate, including Adicet’s product candidates, in humans, the product candidate enters the preclinical testing stage. Preclinical tests, also referred to as nonclinical studies, include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the product candidate. The conduct of the key preclinical tests must comply with federal regulations and requirements including GLPs. An IND is a request for authorization from the FDA to administer an investigational product to humans and must become effective before human clinical trials may begin. The clinical trial sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. Some preclinical testing may continue even after the IND is submitted. The IND automatically becomes effective thirty (30) days after receipt by the FDA, unless the FDA raises concerns or questions regarding the proposed clinical trials and requests additional information and or places the trial on a clinical hold within that 30-day time period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. The FDA may also impose clinical holds on a biological product candidate at any time before or during clinical trials due to safety concerns or non-compliance. If the FDA imposes a clinical hold, trials may not recommence without FDA authorization and then only under terms authorized by the FDA. Accordingly, Adicet cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate such trials.

Clinical trials involve the administration of the biological product candidate to patients under the supervision of qualified investigators at independent clinical sites/hospitals, physicians not employed by or under the trial sponsor’s control. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety, including stopping rules that assure a clinical trial will be stopped if certain adverse events should occur. Each protocol and any amendments to the protocol must be submitted to the FDA as part of the IND. Clinical trials must be conducted and monitored in accordance with the FDA’s regulations comprising the GCP requirements, including the requirement that all research patients provide informed consent. Further, each clinical trial must be reviewed and approved by an independent IRB at or servicing each institution at which the clinical trial will be conducted. An IRB is charged with protecting the welfare and rights of trial participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the form and content of the informed consent that must be signed by each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries.

A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to the FDA in support of a BLA. A clinical trial outside the United States may also be conducted under the authorization of similar regulatory authorities of the country/region. The FDA will accept a well-designed and well-conducted foreign clinical study not conducted under an IND if the study was conducted in accordance with GCP requirements, and the FDA is able to validate the data through an onsite inspection if deemed necessary.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

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Phase 1. The biological product is typically introduced into healthy human subjects and tested for safety. However, in the case of some products for severe or life-threatening diseases, such as cancer or hematological malignancies that Adicet aspires to treat, initial human testing is routinely conducted directly in ill patients with the approval of relevant ethics committee(s) under the supervision of a licensed physician.

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Phase 2. The biological product is evaluated in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance, optimal dosage and dosing schedule.

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Phase 3. Clinical trials are undertaken to further evaluate dosage, clinical efficacy, potency, and safety in an expanded patient population at geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk to benefit ratio of the product and provide an adequate basis for product labeling.

Post-approval clinical trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These clinical trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication, particularly for long-term safety follow-up. In case of an accelerated BLA approval based on limited clinical data, FDA may mandate a Phase 4 clinical trial prior to full approval. During all phases of clinical development, regulatory agencies require extensive monitoring and auditing of all clinical activities, clinical data, and clinical trial investigators. Annual progress reports detailing the results of the clinical trials must be submitted to the FDA. Written IND safety reports must be promptly submitted to the FDA, and the investigators for serious and unexpected adverse events, any findings from other studies, tests in laboratory animals or in vitro testing that suggest a significant risk for human patients, or any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must submit an IND safety report within fifteen (15) calendar days after the sponsor determines that the information qualifies for reporting. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within seven (7) calendar days after the sponsor’s initial receipt of the information.

Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, if at all. The FDA or the sponsor or its data safety monitoring board may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research patients are being exposed to an unacceptable health risk, including risks inferred from other unrelated immunotherapy trials. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the biological product has been associated with unexpected serious harm to patients.

Concurrently with clinical trials, companies usually complete additional studies and must also develop additional information about the physical characteristics of the biological product as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. To help reduce the risk of the introduction of adventitious agents with use of biological products, the PHSA emphasizes the importance of manufacturing control for products whose attributes cannot be precisely defined. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the sponsor must develop methods for testing the identity, strength, quality, potency and purity of the final biological product according to the requirements of the phase of clinical development. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the biological product candidate does not undergo unacceptable deterioration over its shelf life.

Further, as a result of the COVID-19 pandemic, the extent and length of which is uncertain, Adicet will be required to develop and implement additional clinical study policies and procedures designed to help protect study participants from the COVID-19 virus, which may include using telemedicine visits and remote monitoring of patients and clinical sites. Adicet will also need to ensure data from its clinical studies that may be disrupted as a result of the pandemic is collected pursuant to the study protocol and is consistent with GCPs, with any material protocol deviation reviewed and approved by the site IRB. Patients who may miss scheduled appointments, any interruption in study drug supply, or other consequence that may result in incomplete data being generated during a study as a result of the pandemic must be adequately documented and justified. For example, on March 18, 2020, the FDA issued a guidance on conducting clinical trials during the pandemic, which describe a number of considerations for sponsors of clinical trials impacted by the pandemic, including the requirement to include in the clinical study report (or as a separate document) contingency measures implemented to manage the study, and any disruption of the study as a result of COVID-19; a list of all study participants affected by COVID-19-related study disruption by unique subject identifier and by investigational site, and a description of how the individual’s participation was altered; and analyses and corresponding discussions that address the impact of implemented contingency measures (e.g., participant discontinuation from investigational product and/or study, alternative procedures used to collect critical safety and/or efficacy data) on the safety and efficacy results reported for the study. As of August 4, 2020, the FDA continues to update and revise its guidance for ongoing clinical trials.

U.S. Review and Approval Processes

After the completion of clinical trials of a biological product, FDA approval of a BLA must be obtained before commercial marketing of the biological product. The BLA submission must include results of product safety, efficacy, development, laboratory and animal studies, human trials, information on the manufacture and composition of the product, proposed labeling and other relevant information. The testing and approval processes require substantial time and effort and there can be no assurance or guarantee that the FDA will accept the BLA for filing and, even if filed, that any approval will be granted on a timely basis, if at all.

Under the Prescription Drug User Fee Act, or PDUFA, as amended, each BLA must be accompanied by a significant user fee. The FDA adjusts the PDUFA user fees on an annual basis. PDUFA also imposes an annual program fee for biological products. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on BLAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.

Within 60 or 74 days following submission of the application, the FDA reviews a BLA submitted to determine if it is substantially complete before the agency accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Under the goals and policies agreed to by the FDA under PDUFA, the FDA has 10 months from the filing date to complete its initial review of an original BLA and respond to the applicant, and six months from the filing date of an original BLA designated for priority review. The FDA does not always meet its PDUFA goal dates for standard and priority BLAs, and the review process is often extended by FDA requests for additional information or clarification.

Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the BLA. The FDA reviews the BLA to determine, among other things, whether the proposed product is safe, potent, and/or effective for its intended use, and has an acceptable purity profile, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, safety, strength, quality, potency and purity. The FDA may refer applications for novel biological products or biological products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

During the biological product approval process, the FDA also will determine whether a Risk Evaluation and Mitigation Strategy, or REMS, is necessary to assure the safe use of the biological product. A REMS is a safety strategy to manage a known or potential serious risk associated with a medicine and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. If the FDA concludes a REMS is needed, the sponsor of the BLA must submit a proposed REMS. The FDA will not approve a BLA without a REMS, if required. Both Kymriah® and Yescarta® were approved with a REMS.

Before approving a BLA, the FDA will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. For cellular immunotherapy products, the FDA also will not approve the product if the manufacturer is not in compliance with the cGTP, to the extent applicable. These are FDA regulations and guidance documents that in part govern the methods used in, and the facilities and controls used for, the manufacture of human cells, tissue, and cellular and tissue based products, or HCT/Ps, which are human cells or tissue intended for implantation, transplant, infusion, or transfer into a human recipient. The primary intent of the GTP requirements is to ensure that cell and tissue based products are manufactured in a manner designed to prevent the introduction, transmission and spread of communicable disease. FDA regulations also require tissue establishments to register and list their HCT/Ps with the FDA and, when applicable, to evaluate donors through screening and testing. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure that the clinical trials were conducted in compliance with IND trial requirements and GCP requirements. To assure cGMP, GTP and GCP compliance, an applicant must incur significant expenditure of time, money and effort in the areas of training, record keeping, production, and quality control.

Notwithstanding the submission of relevant data and information, the FDA may ultimately decide that the BLA does not satisfy its regulatory criteria for approval and deny approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than Adicet interprets the same data. If the agency decides not to approve the BLA in its present form, the FDA will issue a complete response letter that describes all of the specific deficiencies in the BLA identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application.

If a product receives regulatory approval, the approval may be limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. The FDA may impose restrictions and conditions on product distribution, prescribing, or dispensing in the form of a risk management plan, or otherwise limit the scope of any approval. In addition, the FDA may require post marketing clinical trials, sometimes referred to as Phase 4 clinical trials, designed to further assess a biological product’s safety and effectiveness, and testing and surveillance programs to monitor the safety of approved products that have been commercialized.

Pediatric Information

In addition, under the Pediatric Research Equity Act, or PREA, a BLA or supplement to a BLA must contain data to assess the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers. A sponsor who is planning to submit a marketing application for a drug that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration must submit an initial Pediatric Study Plan, or PSP, within sixty (60) days of an end-of-Phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the Phase 3 or Phase 2/3 study. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including study objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed-upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from preclinical studies, early phase clinical trials and/or other clinical development programs.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making available in the United States a drug or biologic for this type of disease or condition will be recovered from sales in the United States for that drug or biologic. Orphan drug designation must be requested before submitting a BLA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. The orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review or approval process.

If a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a full BLA, to market the same biologic for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity. Orphan drug exclusivity does not prevent FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the BLA application user fee.

A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

Expedited Development and Review Programs

The FDA has a fast track program that is intended to expedite or facilitate the process for reviewing new products that meet certain criteria. Specifically, new products are eligible for fast track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast track designation applies to the combination of the product and the specific indication for which it is being studied. Unique to a fast track product, the FDA may consider for review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA.

Any product submitted to the FDA for approval, including a product with a fast track designation, may also be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. A product is eligible for priority review if it has the potential to provide safe and effective therapy where no satisfactory alternative therapy exists or a significant improvement in the treatment, diagnosis or prevention of a disease compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new product designated for priority review in an effort to facilitate the review. Additionally, a product may be eligible for accelerated approval. Products studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions may receive accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require that a sponsor of a drug or biological product receiving accelerated approval perform adequate and well-controlled post-marketing clinical studies. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product.

Regenerative Medicine Advanced Therapy, or RMAT, designation was established by the FDA in 2017 to facilitate an efficient development program for, and expedite review of, any drug that meets the following criteria: (1) it qualifies as a RMAT, which is defined as a cell therapy, therapeutic tissue engineering product, human cell and tissue product, or any combination product using such therapies or products, with limited exceptions; (2) it is intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition; and (3) preliminary clinical evidence indicates that the drug has the potential to address unmet medical needs for such a disease or condition. RMAT designation provides potential benefits that include more frequent meetings with FDA to discuss the development plan for the product candidate and eligibility for rolling review and priority review. Products granted RMAT designation may also be eligible for accelerated approval on the basis of a surrogate or intermediate endpoint reasonably likely to predict long-term clinical benefit, or reliance upon data obtained from a meaningful number of sites, including through expansion to additional sites. Once approved, when appropriate, the FDA can permit fulfillment of post-approval requirements under accelerated approval through the submission of clinical evidence, clinical studies, patient registries, or other sources of real world evidence such as electronic health records; through the collection of larger confirmatory datasets; or through post-approval monitoring of all patients treated with the therapy prior to approval.

Breakthrough therapy designation is also intended to expedite the development and review of products that treat serious or life-threatening conditions. The designation by FDA requires preliminary clinical evidence that a product candidate, alone or in combination with other drugs and biologics, demonstrates substantial improvement over currently available therapy on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Breakthrough therapy designation comes with all of the benefits of fast track designation, which means that the sponsor may file sections of the BLA for review on a rolling basis if certain conditions are satisfied, including an agreement with FDA on the proposed schedule for submission of portions of the application and the payment of applicable user fees before the FDA may initiate a review.

Fast Track designation, priority review, RMAT and breakthrough therapy designation do not change the standards for approval but may expedite the development or regulatory approval process for Adicet’s products.

Post-Approval Requirements

Any products for which Adicet receives FDA approvals are subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information, product sampling and distribution requirements, and complying with FDA promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, restrictions on promoting products for uses or in patient populations that are not described in the product’s approved uses (known as “off-label use”), limitations on industry-sponsored scientific and educational activities, and requirements for promotional activities involving the internet. Although a physician may prescribe a legally available product for an off-label use, if the physicians deems such product to be appropriate in his/her professional medical judgment, a manufacturer may not market or promote off-label uses. However, it is permissible to share in certain circumstances truthful and not misleading information that is consistent with the product’s approved labeling.

Further, additional FDA limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products. Product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following initial marketing. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and may also require the implementation of other risk management measures, including a REMS, or the conduct of post-marketing studies to assess a newly discovered safety issue.

In addition, quality control and manufacturing procedures must continue to conform to applicable manufacturing requirements after approval to ensure the adequate stability of the product. cGMP regulations require among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. Manufacturers and other entities involved in the manufacture and distribution of approved products are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. Discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved BLA, including, among other things, recall or withdrawal of the product from the market. In addition, changes to the manufacturing process are strictly regulated, and depending on the significance of the change, may require prior FDA approval before being implemented. Other types of changes to the approved product, such as adding new indications and claims, are also subject to further FDA review and approval.

Adicet relies, and expects to continue to rely, on third parties to produce clinical and commercial quantities of Adicet’s products in accordance with cGMP regulations. These manufacturers must comply with cGMP regulations that require, among other things, quality control and quality assurance, the maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. Manufacturers and other entities involved in the manufacture and distribution of approved biologics are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP requirements and other laws.

The FDA also may require post-marketing testing, known as Phase 4 testing, and surveillance to monitor the effects of an approved product. Discovery of previously unknown problems with a product or the failure to comply with applicable FDA requirements can have negative consequences, including adverse publicity, judicial or administrative enforcement, warning letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties, among others. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures. Also, new government requirements, including those resulting from new legislation, may be established, or the

FDA’s policies may change, which could delay or prevent regulatory approval of Adicet’s products under development.

U.S. Marketing Exclusivity

The Biologics Price Competition and Innovation Act, or BPCIA, amended the PHSA to authorize the FDA to approve similar versions of innovative biologics, commonly known as biosimilars. A competitor seeking approval of a biosimilar must file an application to establish its molecule as highly similar to an approved innovator biologic, among other requirements. The BPCIA, however, bars the FDA from approving biosimilar applications for 12 years after an innovator biological product receives initial marketing approval. This 12-year period of data exclusivity may be extended by six months, for a total of 12.5 years, if the FDA requests that the innovator company conduct pediatric clinical investigations of the product.

Depending upon the timing, duration and specifics of the FDA approval of the use of Adicet’s product candidates, some of Adicet’s U.S. patents, if granted, may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years, as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of a BLA plus the time between the submission date of a BLA and the approval of that application. Only one patent applicable to an approved product is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The U.S. Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, Adicet may intend to apply for restoration of patent term for one of Adicet’s currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant BLA.

Pediatric exclusivity is another type of regulatory market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric trial in accordance with an FDA-issued “Written Request” for such a trial.

Other U.S. Healthcare Laws and Compliance Requirements

In the United States, Adicet’s activities are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including but not limited to, the Centers for Medicare & Medicaid Services, or CMS, other divisions of the U.S. Department of Health and Human Services, or HHS, (e.g., the Office of Inspector General, the U.S. Department of Justice, or DOJ, and individual U.S. Attorney offices within the DOJ, and state and local governments). For example, Adicet’s business practices, including any of Adicet’s research and future sales, marketing and scientific/educational grant programs may be required to comply with the anti-fraud and abuse provisions of the Social Security Act, the false claims laws, the patient data privacy and security provisions of the Health Insurance Portability and Accountability Act, or HIPAA, transparency requirements, and similar state, local and foreign laws, each as amended.

The federal Anti-Kickback Statute prohibits, among other things, any person or entity, from knowingly and willfully offering, paying, soliciting or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any item, good, facility or service reimbursable under Medicare, Medicaid or other federal healthcare programs. The term remuneration has been interpreted broadly to include anything of value. The federal Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, formulary managers, and other individuals and entities on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution. The exceptions and safe harbors are drawn narrowly and require strict compliance in order to offer protection. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Adicet’s practices may not in all cases meet all of the criteria for protection under a statutory exception or regulatory safe harbor.

Additionally, the intent standard under the federal Anti-Kickback Statute was amended by the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, collectively, the Affordable Care Act, to a stricter standard such that a person or entity no longer needs to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it in order to have committed a violation. Rather, if “one purpose” of the remuneration is to induce referrals, the federal Anti-Kickback Statute is violated. In addition, the Affordable Care Act codified case law that a claim that includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act (discussed below).

The civil monetary penalties statute imposes penalties against any person or entity who, among other things, is determined to have presented or caused to be presented a claim to, among others, a federal healthcare program that the person knows or should know is for a medical or other item or service that was not provided as claimed or is false or fraudulent.

The federal civil False Claims Act prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false claim for payment to, or approval by, the federal government or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes “any request or demand” for money or property presented to the U.S. government. For example, pharmaceutical and other healthcare companies have been, and continue to be, investigated or prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product and for causing false claims to be submitted because of the companies’ marketing of the product for unapproved, and thus non-reimbursable, uses.

HIPAA created additional federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations or promises, any money or property owned by, or under the control or custody of, any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up by trick, scheme or device, a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.

Also, many states have similar fraud and abuse statutes or regulations, such as state anti-kickback and false claims laws, which may be broader in scope and apply regardless of payor. These laws are enforced by various state agencies and through private actions. Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant federal government compliance guidance, require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers, and restrict marketing practices or require disclosure of marketing expenditures. In addition, certain state and local laws require the registration of pharmaceutical sales representatives.

Adicet may be subject to data privacy and security regulations by both the federal government and the states in which Adicet conducts their business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations, imposes requirements on certain types of individuals and entities relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to business associates that are independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Additionally, the federal Physician Payments Sunshine Act within the Affordable Care Act, and its implementing regulations, require that certain manufacturers of drugs, devices, biological and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) annually report information to CMS related to certain payments or other transfers of value made or distributed to physicians, as defined by such law, and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, physicians and teaching hospitals and certain ownership and investment interests held by physicians and their immediate family members.

In order to distribute products commercially, Adicet must comply with state laws that require the registration of manufacturers and wholesale distributors of drug and biological products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. Several states have enacted legislation requiring pharmaceutical and biotechnology companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical and biotechnology companies for use in sales and marketing, and to prohibit certain other sales and marketing practices. All of Adicet’s activities are potentially subject to federal and state consumer protection and unfair competition laws.

If Adicet’s operations are found to be in violation of any of the federal and state healthcare laws described above or any other governmental regulations that apply to Adicet, Adicet may be subject to penalties, including without limitation, civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government programs, such as Medicare and Medicaid, refusal to allow Adicet to enter into government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, additional reporting requirements and/or oversight if Adicet becomes subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of Adicet’s operations, any of which could adversely affect Adicet’s ability to operate Adicet’s business and Adicet’s results of operations.

Coverage, Pricing and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any product candidates for which Adicet obtains regulatory approval. In the United States and markets in other countries, sales of any products for which Adicet receives regulatory approval for commercial sale will depend, in part, on the extent to which third-party payors provide coverage, and establish adequate reimbursement levels for such products. In the United States, third-party payors include federal and state healthcare programs, private managed care providers, health insurers and other organizations. The process for determining whether a third-party payor will provide coverage for a product may be separate from the process for setting the price of a product or for establishing the reimbursement rate that such a payor will pay for the product. Third-party payors may limit coverage to specific products on an approved list, or also known as a formulary, which might not include all of the FDA-approved products for a particular indication. Third-party payors are increasingly challenging the price, examining the medical necessity and reviewing the cost-effectiveness of medical products, therapies and services, in addition to questioning their safety and efficacy. Adicet may need to conduct expensive pharmaco-economic studies in order to demonstrate the medical necessity and cost-effectiveness of Adicet’s products, in addition to the costs required to obtain the FDA approvals. Adicet’s product candidates may not be considered medically necessary or cost-effective. A payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product. Adequate third-party reimbursement may not be available to enable Adicet to maintain price levels sufficient to realize an appropriate return on Adicet’s investment in product development.

Different pricing and reimbursement schemes exist in other countries. In the EU, governments influence the price of pharmaceutical products through their pricing and reimbursement rules and control of national health care systems that fund a large part of the cost of those products to consumers. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost-effectiveness of a particular product candidate to currently available therapies. Other member states allow companies to fix their own prices for medicines, but monitor and control company profits. The downward pressure on health care costs has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country.

The marketability of any product candidates for which Adicet receives regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, emphasis on managed care in the United States has increased and Adicet expects will continue to increase the pressure on healthcare pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which Adicet receives regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Healthcare Reform

In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post-approval activities, and affect the ability to profitably sell product candidates for which marketing approval is obtained. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.

For example, the Affordable Care Act has substantially changed healthcare financing and delivery by both governmental and private insurers. Among the Affordable Care Act provisions of importance to the pharmaceutical and biotechnology industries, in addition to those otherwise described above, are the following:

•

created an annual, nondeductible fee on any entity that manufactures or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in some government healthcare programs that began in 2011;

•	increased the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program, retroactive to January 1, 2010, to 23.1% and 13% of the average manufacturer price for most branded and generic drugs, respectively, and capped the total rebate amount for innovator drugs at 100% of the Average Manufacturer Price, or AMP;

•

created a new Medicare Part D coverage gap discount program, in which manufacturers must now agree to offer 70% point-of-sale discounts, off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturers’ outpatient drugs to be covered under Medicare Part D;

•	extended manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

•

expanded eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and added new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability;

•	expanded the entities eligible for discounts under the 340B Drug Discount Program;

•	created a Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

•	expanded healthcare fraud and abuse laws, including the Anti-Kickback Statute and the FCPA, created new government investigative powers, and enhanced penalties for noncompliance;

•	created a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected;

•	required reporting of certain financial arrangements with physicians and teaching hospitals;

•	required annual reporting of certain information regarding drug samples that manufacturers and distributors provide to physicians;

•	established a Center for Medicare and Medicaid Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending; and

•	created a licensure framework for follow on biologic products.

There remain legal and political challenges to certain aspects of the Affordable Care Act. Since January 2017, the current U.S. President has signed two executive orders and other directives designed to delay, circumvent, or loosen certain requirements mandated by the Affordable Care Act. In December 2017, Congress repealed the tax penalty for an individual’s failure to maintain Affordable Care Act-mandated health insurance, commonly known as the “individual mandate”, as part of the Tax Cuts and Jobs Act of 2017 (Tax Act). In addition, the 2020 federal spending package permanently eliminated, effective January 1, 2020, the Affordable Care Act’s mandated “Cadillac” tax on high-cost employer-sponsored health coverage and medical device tax and, effective January 1, 2021, also eliminates the health insurer tax.

The Bipartisan Budget Act of 2018, or BBA, among other things, amended the Affordable Care Act, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole”. In December 2018, CMS published a final rule permitting further collections and payments to and from certain Affordable Care Act qualified health plans and health insurance issuers under the Affordable Care Act risk adjustment program in response to the outcome of federal district court litigation regarding the method CMS uses to determine this risk adjustment. On December 14, 2018, a Texas U.S. District Court Judge ruled that the Affordable Care Act is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Act. Additionally, on December 18, 2019, the U.S. Court of Appeals for the 5th Circuit upheld the District Court ruling that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the Affordable Care Act are invalid as well. It is unclear how this decision, future decisions, subsequent appeals, and other efforts to repeal and replace the Affordable Care Act will impact the Affordable Care Act.

Further legislation or regulation could be passed that could harm Adicet’s business, financial condition and results of operations. Other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. For example, in August 2011, President Obama signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions. The Joint Select Committee on Deficit Reduction did not achieve a targeted deficit reduction of at least $1.2 trillion for fiscal years 2012 through 2021, triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which went into effect beginning on April 1, 2013 and will stay in effect through 2029 unless additional Congressional action is taken. The Middle Class Tax Relief and Job Creation Act of 2012 required that CMS reduce the Medicare clinical laboratory fee schedule by 2% in 2013, which served as a base for 2014 and subsequent years. In addition, effective January 1, 2014, CMS also began bundling the Medicare payments for certain laboratory tests ordered while a patient received services in a hospital outpatient setting. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Additionally, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and federal and state legislative activity designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs.

At the federal level, the U.S. President’s administration’s budget proposal for fiscal year 2020 contains further drug price control measures that could be enacted during the budget process or in other future legislation, including, for example, measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part B, to allow some states to negotiate drug prices under Medicaid, and to eliminate cost sharing for generic drugs for low-income patients. Moreover, the U.S. Presidential administration’s budget proposal for the fiscal year 2021 includes a $135 billion allowance to support legislative proposals seeking to reduce drug prices, increase competition, lower out-of-pocket drug costs for patients, and increase patient access to lower-cost generic and biosimilar drugs. For example, on September 25, 2019, the Senate Finance Committee introduced the Prescription Drug Pricing Reduction Action of 2019, a bill intended to reduce Medicare and Medicaid prescription drug prices. The proposed legislation would restructure the Part D benefit, modify payment methodologies for certain drugs, and impose an inflation cap on drug price increases. An even more restrictive bill, the Lower Drug Costs Now Act of 2019, was introduced in the House of Representatives on September 19, 2019, and would require the HHS to directly negotiate drug prices with manufacturers. The Lower Drugs Costs Now Act of 2019 has passed out of the House and was delivered to the Senate in December 2019. However, it is unclear whether either of these bills will make it through both chambers and be signed into law, and if either is enacted, what effect it would have on Adicet’s business. Additionally, Congress and the current U.S. President’s administration released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products and reduce the out of pocket costs of drug products paid by consumers. HHS has solicited feedback on some of these measures and has implemented others under its existing authority. For example, in May 2019, CMS issued a final rule to allow Medicare Advantage plans the option to use step therapy for Part B drugs beginning January 1, 2020. This final rule codified CMS’s policy change that was effective January 1, 2019. While some of these and other measures may require additional authorization to become effective, Congress and the U.S. President’s administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs.

Individual states in the United States have also increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Individual states in the United States have also been increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Adicet anticipates that these and other healthcare reform efforts will continue to result in additional downward pressure on coverage and the price that Adicet receives for any approved product, and could materially harm Adicet’s business. Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent Adicet from being able to generate revenue, attain profitability, or commercialize Adicet’s products. Such reforms could have an adverse effect on anticipated revenue from product candidates that Adicet may successfully develop and for which Adicet may obtain regulatory approval and may affect Adicet’s overall financial condition and ability to develop product candidates.

The Foreign Corrupt Practices Act

The FCPA prohibits any U.S. individual or business from offering, paying, promising to pay, or authorizing payment of money or anything of value, to any person, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any foreign official, political party or candidate to influence the foreign official in his or her official capacity, induce the foreign official to do or omit to do an act in violation of his or her lawful duty, or to secure any improper advantage in order to assist the individual or business in obtaining or retaining business.

The FCPA also obligates companies whose securities are listed in the United States to comply with certain accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls. Compliance with the FCPA is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, the FCPA presents particular challenges in the pharmaceutical industry, because, in many countries, hospitals are owned and operated by the government, and doctors and other hospital employees are considered foreign officials for the purposes of the statute. Certain payments made in connection with clinical trials and other work have been deemed to be improper payments to government officials and have led to FCPA enforcement actions. Various laws, regulations and executive orders also restrict the use and dissemination outside of the United States, or the sharing with certain non-U.S. nationals, of information classified for national security purposes, as well as certain products and technical data relating to those products.

Accordingly, if Adicet expands its presence outside of the United States, it will need to dedicate additional resources to complying with the laws and regulations in each jurisdiction in which it plans to operate. Therefore, this may preclude Adicet from developing, manufacturing, or selling certain products and product candidates outside of the United States, which could limit Adicet’s growth potential and increase its development costs.

Packaging and Distribution in the United States

If Adicet’s products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. Manufacturing, sales, promotion and other activities also are potentially subject to federal and state consumer protection and unfair competition laws.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products. The failure to comply with any of these laws or regulatory requirements subjects firms to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines or other penalties, injunctions, exclusion from federal healthcare programs, requests for recall, seizure of products, total or partial suspension of production, denial or withdrawal of product approvals, or refusal to allow a firm to enter into supply contracts, including government contracts. Any action against Adicet for violation of these laws, even if Adicet successfully defends against it, could cause Adicet to incur significant legal expenses and divert Adicet’s management’s attention from the operation of its business. Prohibitions or restrictions on sales or withdrawal of future products marketed by Adicet could materially affect its business in an adverse way.

Changes in regulations, statutes or the interpretation of existing regulations could impact Adicet’s business in the future by requiring, for example: (i) changes to Adicet’s manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of Adicet’s products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of Adicet’s business.

Additional Regulation

In addition to the foregoing, state and federal laws regarding environmental protection and hazardous substances, including the Occupational Safety and Health Act, the Resource Conservancy and Recovery Act and the Toxic Substances Control Act, affect Adicet’s business. These and other laws govern Adicet’s use, handling and disposal of various biological, chemical and radioactive substances used in, and wastes generated by, Adicet’s operations.

Even if Adicet contracts with third parties for the disposal of these materials and waste products, Adicet cannot completely eliminate the risk of contamination or injury resulting from these materials. If Adicet’s operations result in contamination of the environment or expose individuals to hazardous substances, Adicet could be liable for damages and governmental fines, and any liability could exceed Adicet’s resources. Adicet also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations. Adicet maintains workers’ compensation insurance to cover costs and expenses it may incur due to injuries to its employees, but this insurance may not provide adequate coverage against potential liabilities. However, Adicet does not maintain insurance for environmental liability or toxic tort claims that may be asserted against it. In addition, Adicet may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. Current or future environmental laws and regulations may impair Adicet’s research, development or production efforts. In addition, failure to comply with these laws and regulations may result in substantial fines, penalties or other sanctions.

Adicet believes that Adicet is in material compliance with applicable environmental laws and that continued compliance therewith will not have a material adverse effect on Adicet’s business. Adicet cannot predict, however, how changes in these laws may affect Adicet’s future operations.

Europe / Rest of World Government Regulation

In addition to regulations in the United States, Adicet will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any commercial sales and distribution of Adicet’s products. Whether or not Adicet obtains FDA approval of a product, Adicet must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Certain countries outside of the United States have a similar process that requires the submission of a clinical trial application much like the IND prior to the commencement of human clinical trials. In the EU, for example, a clinical trial application must be submitted to each country’s national health authority and an independent ethics committee, much like the FDA and IRB, respectively. Once the clinical trial application is approved in accordance with a country’s requirements, clinical trial development may proceed. Because biologically sourced raw materials are subject to unique contamination risks, their use may be restricted in some countries.

The requirements and process governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, the clinical trials must be conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

To obtain regulatory approval of an investigational drug or biological product under EU regulatory systems, Adicet must submit an MAA. The application used to file the BLA in the United States is similar to that required in the EU, with the exception of, among other things, country-specific document requirements.

For other countries outside of the EU, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, again, the clinical trials must be conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

If Adicet or Adicet’s potential collaborators fail to comply with applicable foreign regulatory requirements, Adicet may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

European Union General Data Protection Regulation

In addition to EU regulations related to the approval and commercialization of Adicet’s products, Adicet may be subject to the EU’s General Data Protection Regulation, or GDPR. The GDPR imposes stringent requirements for controllers and processors of personal data of persons in the EU, including, for example, more robust disclosures to individuals and a strengthened individual data rights regime, shortened timelines for data breach notifications, limitations on retention of information, increased requirements pertaining to special categories of data, such as health data, and additional obligations when Adicet contracts with third-party processors in connection with the processing of the personal data. The GDPR also imposes strict rules on the transfer of personal data out of the European Union to the United States and other third countries. In addition, the GDPR provides that EU member states may make their own further laws and regulations limiting the processing of personal data, including genetic, biometric or health data.

The GDPR applies extraterritorially, and Adicet may be subject to the GDPR because of Adicet’s data processing activities that involve the personal data of individuals located in the European Union, such as in connection with Adicet’s EU clinical trials. Failure to comply with the requirements of the GDPR and the applicable national data protection laws of the EU member states may result in fines of up to €20,000,000 or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, and other administrative penalties. GDPR regulations may impose additional responsibility and liability in relation to the personal data that Adicet processes and Adicet may be required to put in place additional mechanisms to ensure compliance with the new data protection rules.

California Consumer Privacy Act

California recently enacted legislation, effective January 1, 2020, that has been dubbed the first “GDPR-like” law in the United States. Known as the California Consumer Privacy Act, or CCPA, it creates new individual privacy rights for consumers (as that word is broadly defined in the law) and places increased privacy and security obligations on entities handling personal data of consumers or households. The CCPA requires covered companies to provide new disclosures to California consumers, provides such consumers new ways to opt-out of certain sales of personal information, and allows for a new cause of action for data breaches. As Adicet’s business progresses, the CCPA may impact (possibly significantly) Adicet’s business activities and exemplifies the vulnerability of Adicet’s business to the evolving regulatory environment related to personal data and protected health information.

Corporate Information

Adicet was formed as a Delaware corporation on November 26, 2014.

Employees

As of August 4, 2020, Adicet had 69 full-time employees, one part-time employee, and 17 consultants. None of Adicet’s employees are represented by labor unions or covered by collective bargaining agreements. Adicet considers Adicet’s relationship with Adicet’s employees to be good.

Facilities

Adicet’s corporate headquarters are located at 200 Constitution Drive, Menlo Park, California 94025. In October 2018, Adicet entered into a new lease for office and laboratory space in Redwood City, California. Adicet expects to complete occupancy in the new facility in second half of 2021.

Legal proceedings

In connection with the merger, a putative class action lawsuit, Plumley v. resTORbio Inc., et al., 1:20-cv-00858, was filed on June 26, 2020 by purported Company stockholder Patrick Plumley against resTORbio, its directors, Adicet, and Merger Sub in the U.S. District Court for the District of Delaware. The Plumley merger action generally alleges that the resTORbio’s proxy statement/prospectus/information statement filed with the SEC on June 23, 2020 misrepresents and/or omits certain purportedly material information relating to financial projections, analysis performed by JMP, past engagements of JMP, and the process leading up to the execution of the merger agreement. The Plumley merger action also asserts violations of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder against the resTORbio and its directors and violations of Section 20(a) of the Exchange Act against the resTORbio’s directors. The Plumley merger action also asserts violations of Section 20(a) of the Exchange Act against Adicet and Merger Sub. The Plumley merger action seeks, among other things: an injunction enjoining consummation of the merger, costs of the action, including plaintiff’s attorneys’ fees and experts’ fees, declaratory relief, and any other relief the court may deem just and proper.

It is possible that additional similar cases could be filed in connection with the merger.